Exhibit 4.2

Execution Version

AMENDED AND RESTATED
MASTER DEFINITIONS AND CONSTRUCTION AGREEMENT

THE BANK OF NOVA SCOTIA

- and -

THE BANK OF NOVA SCOTIA, LONDON BRANCH

- and -

THE BANK OF NOVA SCOTIA, NEW YORK AGENCY

- and -

SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP

- and -

SCOTIABANK COVERED BOND GP INC.

-and-

COMPUTERSHARE TRUST COMPANY OF CANADA

- and –

8429057 CANADA INC.

-and-

KPMG LLP

DATED AS OF SEPTEMBER 24, 2013

CONTENTS

1.	DEFINITIONS	2
2.	INTERPRETATION AND CONSTRUCTION	59
3.	AMENDMENTS	61
4.	RATING AGENCY CONDITION	61
5.	GOVERNING LAW	62
6.	SUBMISSION TO JURISDICTION	62
7.	LIABILITY OF LIMITED PARTNERS	62

THIS AMENDED AND RESTATED MASTER DEFINITIONS AND CONSTRUCTION AGREEMENT is made as of September 24, 2013

BETWEEN:

(1)	THE BANK OF NOVA SCOTIA, a bank named in Schedule I to the Bank Act, whose executive office is at Scotia Plaza, 44 King Street West, Toronto, Ontario, M5H 1H1, in its capacity as the Issuer, the Seller, the Servicer, the Cash Manager, the Account Bank, the GDA Provider, the Intercompany Loan Provider, the Interest Rate Swap Provider and the Covered Bond Swap Provider;
(2)	THE BANK OF NOVA SCOTIA, LONDON BRANCH, acting through its office at 201 Bishopsgate, London EC2M 3NS, in its capacity as the Principal Paying Agent, a Registrar and a Transfer Agent;
(3)	THE BANK OF NOVA SCOTIA, NEW YORK AGENCY, acting through its office at One Liberty Plaza, 23rd Floor, New York, NY 10006, in its capacity as a Paying Agent, a Registrar, a Transfer Agent and the Exchange Agent;
(4)	SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of Ontario, whose registered office is at 100 King Street West, Suite 6100, 1 First Canadian Place, Toronto, Ontario, M5X 1B8, by its managing general partner, Scotiabank Covered Bond GP Inc. (in its capacity as the Guarantor);
(5)	Scotiabank Covered Bond GP Inc., a corporation incorporated under the laws of Canada whose registered office is located at 100 King Street West, Suite 6100, 1 First Canadian Place, Toronto, Ontario, M5X 1B8, in its capacity as Managing General Partner;
(6)	8429057 CANADA INC. a corporation incorporated under the laws of Canada whose registered office is located at 100 King Street West, Suite 6100, 1 First Canadian Place, Toronto, Ontario, M5X 1B8, in its capacity as Liquidation General Partner;
(7)	COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada, whose registered office is at 100 University Avenue, 11th Floor, North Tower, Toronto, Ontario M5J 2Y1, in its capacity as Bond Trustee and Custodian; and
(8)	KPMG LLP, a limited liability partnership under the laws of the Province of Ontario, whose registered office is at Bay Adelaide Centre, 333 Bay Street, Suite 4600, Toronto, Ontario, M5H 2S5, in its capacity as Cover Pool Monitor.

WHEREAS, the parties hereto (other than The Bank of Nova Scotia, New York Agency) entered into a master definitions and construction agreement made as of July 19, 2013 (the “Original Master Definitions and Construction Agreement”);

AND WHEREAS, the parties hereto have agreed to amend and restate the Original Master Definitions and Construction Agreement with effect from and after the date hereof;

AND WHEREAS,

2

(A) Each of the parties hereto is a party to one or more Transaction Documents (as defined herein) in respect of the U.S. $15,000,000,000 Global Registered Covered Bond Program under which the Issuer will issue Covered Bonds (as amended, restated and/or supplemented from time to time); and

(B) The parties hereto desire to confirm that, except where the context otherwise requires and save where otherwise defined in the relevant Transaction Document, capitalised terms used in the Transaction Documents will have the meanings set forth herein and will be construed in accordance with the interpretation provisions set out in this Master Definitions and Construction Agreement.

NOW THEREFORE IT IS HEREBY AGREED that in consideration of the mutual covenants and agreements herein set forth, the parties hereto agree to amend and restate the Original Master Definitions and Construction Agreement as follows:

1. DEFINITIONS

Except where the context otherwise requires and save where otherwise defined in the relevant Transaction Document, the following terms when used in the Transaction Documents will have the following meanings:

$ or Canadian Dollar(s) The lawful currency for the time being of Canada

€ or euro The lawful currency of the Member States that adopt the single currency in accordance with the Treaty

£ or Sterling The lawful currency for the time being of the United Kingdom of Great Britain and Northern Ireland

30/360, 360/360 or Bond Basis The meaning given in Condition 4.5(c)(vi) of the Terms and Conditions

30E/360 or Eurobond Basis The meaning given in Condition 4.5(c)(vii) of the Terms and Conditions

U.S.$ or U.S. Dollars or US Dollars The lawful currency for the time being of the United States of America

¥, Yen or JPY The lawful currency for the time being of Japan

24 hours Where referred to in Schedule 5 (Provisions for Meetings of Covered Bondholders) to the Trust Deed, the meaning given in Schedule 5 to the Trust Deed

48 hours Where referred to in Schedule 5 (Provisions for Meetings of Covered Bondholders) to the Trust Deed, the meaning given in Schedule 5 to the Trust Deed

ACT Asset Value The meaning given in Schedule 2 (Asset Coverage Test) to the Guarantor Agreement

ACT Liability Value The meaning given in Schedule 2 (Asset Coverage Test) to the Guarantor Agreement

3

Accession Undertaking A form of deed of accession to the Security Agreement substantially in the form set out in Schedule 2 (Form of Accession Undertaking) to the Security Agreement

Account Bank The Bank and any other financial institution that accedes to the Bank Account Agreement as an Account Bank or enters into an agreement in form and substance similar to the Bank Account Agreement

Account Bank Ratings Downgrade The meaning given in Section 4.1 (Establishment of Bank Accounts) of the Cash Management Agreement

Account Bank Required Ratings The threshold ratings of (i) P-1 (in respect of Moody’s), (ii) A and F1 (in respect of Fitch), and (iii) AA(low) or R-1 (middle) (in respect of DBRS), as applicable, of the unsecured, unsubordinated and unguaranteed debt obligations (or, in the case of Fitch, the issuer default rating) of the Account Bank by the Rating Agencies

Accountholder The meaning given in Schedule 2 (Forms of Global and Definitive Covered Bonds, Coupons and Talons) to the Trust Deed

Accrual Yield In relation to a Zero Coupon Covered Bond, the meaning given in the applicable Final Terms Document

Accrued Interest In relation to any Loan as at any date, interest accrued but not yet due and payable on the Loan from (and including) the Monthly Payment Day immediately preceding the relevant date to (but excluding) the relevant date

Actual/Actual (ICMA) The meaning given in Condition 4.5(c)(i) of the Terms and Conditions

Actual/Actual or Actual/Actual (ISDA) The meaning given in Condition 4.5(c)(ii) of the Terms and Conditions

Actual/360 The meaning given in Condition 4.5(c)(v) of the Terms and Conditions

Actual/365 (Fixed) The meaning given in Condition 4.5(c)(iii) of the Terms and Conditions

Actual/365 (Sterling) The meaning given in Condition 4.5(c)(iv) of the Terms and Conditions

Additional Business Centre The meaning (if any) given in the applicable Final Terms Document

Additional Loan Advances A further drawing (including, but not limited to, Further Advances) in respect of any Loan sold by the Seller to the Guarantor

Additional Loan Notice A notice in the form set out in the Mortgage Sale Agreement served in accordance with the terms of the Mortgage Sale Agreement

Additional Loans Loans, other than the Loans comprised in the Initial Portfolio, that the Seller may sell to the Guarantor after the First Transfer Date pursuant to the Mortgage Sale Agreement, including each Additional STEP Loan

4

Additional STEP Loans STEP Loans made by the Seller to a particular STEP Borrower, which are originated subsequent to the sale to the Guarantor of the First STEP Loan to the same STEP Borrower

Adjusted Required Redemption Amount The meaning given in Schedule 9 to the Guarantor Agreement

Adjustments The meaning given in Schedule 2 (Asset Coverage Test) to the Guarantor Agreement

Advance The meaning given in Section 2.1 (The Intercompany Loan) of the Intercompany Loan Agreement

Advance Request The meaning given in Section 5.1 (Giving of Advance Requests) of the Intercompany Loan Agreement

Adverse Claim A lien, security interest or other charge, encumbrance or claim, or any other type of preferential arrangement, it being understood that a lien, security interest or other charge, encumbrance or claim on any Mortgaged Property subject to any Loan, which, in the reasonable opinion of the Guarantor does not materially impair the marketability of such Mortgaged Property will not constitute an Adverse Claim

Affiliate The meaning given thereto in the Bank Act

Agency Agreement The amended and restated agency agreement dated as of September 24, 2013 and made between the Issuer, the Guarantor, the Bond Trustee and the Agents

Agents The Paying Agents, the Registrar, the Transfer Agent and the Exchange Agent

Agreement for Sale The meaning given in Schedules 4 (Loan Repurchase Notice), 5 (Additional Loan Notice) and 7 (Selected Loan Repurchase Notice) to the Mortgage Sale Agreement, as applicable

Amortization Asset Value The meaning given in Schedule 3 (Amortization Test) to the Guarantor Agreement

Amortization Liability Value The meaning given in Schedule 3 (Amortization Test) to the Guarantor Agreement

Amortization Test The meaning given in Schedule 3 to the Guarantor Agreement

Amortized Face Amount The meaning given in Condition 6.7(b) of the Terms and Conditions

Annual Accounting Date December 31 in each year or such other date as the Guarantor may determine

Annual Cover Pool Monitor Report The results of the tests conducted by the Cover Pool Monitor in accordance with the Cover Pool Monitor Agreement to be delivered to the Issuer, the Guarantor, the Cash Manager, CMHC and the Bond Trustee

5

Applicable Privacy Laws With respect to a relevant Person, PIPEDA and any similar Canadian federal or provincial legislation now in force or that may in the future come into force governing the protection of Personal Information that is applicable to such Person

Appointee Any attorney, manager, agent, delegate, nominee, custodian or other person appointed by the Bond Trustee under the Trust Deed or the Security Agreement

Arrangers Barclays Capital Inc., Scotia Capital (USA) Inc. and Scotia Capital Inc.

Arrears of Interest In relation to a Loan as at any date, the aggregate of all interest and expenses that are due and payable and unpaid on that date

Asset Coverage Test The meaning given to it in Schedule 2 to the Guarantor Agreement

Asset Coverage Test Breach Notice The notice required to be served in accordance with Section 5.1 of the Guarantor Agreement if the Asset Coverage Test has not been met on two consecutive Calculation Dates

Asset Percentage The meaning given in Schedule 2 to the Guarantor Agreement

Asset Percentage Adjusted Loan Balance The meaning given in Schedule 2 to the Guarantor Agreement

Associate Any company which is for the time being an associate (within the meaning of the Securities Act (Ontario))

Attorney The meaning given in Schedule 2 (Power of Attorney) to the Security Agreement

Auditors The auditors for the time being of the Issuer or, as the case may be, the Guarantor or, in the event of their being unable or unwilling promptly to carry out any action requested of them pursuant to the provisions of the Transaction Documents, such other firm of accountants as may be nominated or approved by the Bond Trustee for the purposes of the Transaction Documents

Authorized Signatory

(a)	in relation to the Bank Account Agreement, any authorized signatory referred to in the GDA Account Mandate;
(b)	in relation to the Standby Bank Account Agreement, any authorized signatory referred to in the Standby Transaction Account Mandate or the Standby GDA Account Mandate, as applicable; and
(c)	in all other cases, an officer of the Issuer, or the Guarantor, or such other person appointed by the Issuer or the Guarantor to act as an authorized signatory, in each case as specified in the list of authorized signatories (as amended from time to time) sent to the Bond Trustee pursuant to Section 15.1(f) of the Trust Deed

Available Principal Receipts On a relevant Calculation Date, an amount equal to the aggregate of (without double counting):

6
(a)	the amount of Principal Receipts received during the immediately preceding Calculation Period and credited to the Principal Ledger (but, for the avoidance of doubt, excluding any Principal Receipts received in the Calculation Period commencing on (but excluding) the relevant Calculation Date);
(b)	any other amount standing to the credit of the Principal Ledger including (i) the proceeds of any advances under the Intercompany Loan Agreement (where such proceeds have not been applied to acquire additional Loans and their Related Security, refinance an advance under the Intercompany Loan, invest in Substitute Assets or make a Capital Distribution), (ii) any Cash Capital Contributions and (iii) the proceeds from any sale of Loans and their Related Security or Substitute Assets pursuant to the terms of the Guarantor Agreement or the Mortgage Sale Agreement but excluding any amounts received under the Covered Bond Swap Agreement in respect of principal (but, for the avoidance of doubt, excluding in each case any such amounts received in the Calculation Period commencing on (but excluding) the relevant Calculation Date); and
(c)	following repayment of any Hard Bullet Covered Bonds by the Issuer and the Guarantor on the Final Maturity Date thereof, any amounts standing to the credit of the Pre-Maturity Liquidity Ledger in respect of such Series of Hard Bullet Covered Bonds (except where the Guarantor has elected to or is required to retain such amounts on the Pre-Maturity Liquidity Ledger)

Available Revenue Receipts On a relevant Calculation Date, an amount equal to the aggregate of (without double counting):

(a)	the amount of Revenue Receipts received during the immediately preceding Calculation Period and credited to the Revenue Ledger;
(b)	other net income of the Guarantor, including all amounts of interest received on the Guarantor Accounts and the Substitute Assets in the immediately preceding Calculation Period, but excluding amounts received by the Guarantor under the Interest Rate Swap Agreement and in respect of interest received by the Guarantor under the Covered Bond Swap Agreement;
(c)	prior to the service of a Notice to Pay on the Guarantor, amounts standing to the credit of the Reserve Fund in excess of the Reserve Fund Required Amount;
(d)	the amount of any termination payment or premium received from a Swap Provider which is not applied to pay a replacement Swap Provider;
(e)	any other Revenue Receipts not referred to in paragraphs (a) to (d) (inclusive) above received during the immediately preceding Calculation Period and standing to the credit of the Revenue Ledger; and
(f)	following the service of a Notice to Pay on the Guarantor, amounts standing to the credit of the Reserve Fund;

less

7
(g)	Third Party Amounts, which shall be paid on receipt in cleared funds to the Seller;

Average Loan Balance In respect of a Guarantor Calculation Period, the average daily aggregate Outstanding Principal Balance of Loans in the Portfolio during such Guarantor Calculation Period as determined by the Cash Manager and notified to the Calculation Agent in accordance with the Cash Management Agreement

Bank The Bank of Nova Scotia

Bank Account Agreement The bank account agreement entered into on the Program Date between the Guarantor, the Account Bank, the Cash Manager, the GDA Provider and the Bond Trustee

Bank Act The Bank Act (Canada)

Bearer Covered Bonds Covered Bonds in bearer form

Bearer Definitive Covered Bond A Bearer Covered Bond in definitive form issued or, as the case may require, to be issued by the Issuer in accordance with the provisions of the Program Agreement or any other agreement between the Issuer and the relevant Dealer(s), the Agency Agreement and the Trust Deed in exchange for either a Temporary Global Covered Bond or part thereof or a Permanent Global Covered Bond (all as indicated in the applicable Final Terms Document), such Bearer Covered Bond in definitive form being in the form or substantially in the form set out in the relevant schedule to the Trust Deed with such modifications (if any) as may be agreed between the Issuer, the Principal Paying Agent, the Bond Trustee and the relevant Dealer(s) or Lead Manager (in the case of syndicated issues) and having the Terms and Conditions endorsed thereon or, if permitted by the relevant Stock Exchange, incorporating the Terms and Conditions by reference as indicated in the applicable Final Terms Document and having the relevant information supplementing, replacing or modifying the Terms and Conditions appearing in the applicable Final Terms Document endorsed thereon or attached thereto and (except in the case of a Zero Coupon Covered Bond in bearer form) having Coupons and, where appropriate, Talons attached thereto on issue

Bearer Global Covered Bonds Global Covered Bonds in bearer form, comprising Temporary Global Covered Bonds and Permanent Global Covered Bonds

block voting instructions The meaning given in Schedule 5 (Provisions for Meetings of Covered Bondholders) to the Trust Deed

Bond Trustee Computershare Trust Company of Canada, in its capacity as bond trustee under the Trust Deed or as trustee under the Security Agreement, together with any successor or additional bond trustee or trustee appointed from time to time thereunder

Borrower In relation to a Loan, each individual specified as such in the relevant Mortgage Terms together with each individual (if any) who assumes from time to time an obligation to repay such Loan or any part of it, and includes a STEP Borrower

Broken Amount The meaning (if any) given in the applicable Final Terms Document

8

Business Day In the case of any Covered Bond, the meaning given in Condition 4.5(a) of the Terms and Conditions in respect of such Covered Bonds, and in all other cases, a Toronto Business Day

Business Day Convention In respect of a Tranche of Covered Bonds and either the Interest Periods or the Interest Payment Dates, the business day convention specified in the applicable Final Terms Document and determined in accordance with Condition 4.5(b) of the Terms and Conditions

Calculation Agency Agreement In relation to any Series of Covered Bonds, an agreement in or substantially in the form of Schedule 1 (Form of Calculation Agency Agreement) to the Agency Agreement

Calculation Agent The meaning given in the ISDA Definitions

Calculation Amount The meaning given in the applicable Final Terms Document

Calculation Date The third Toronto Business Day prior to each Guarantor Payment Date

Calculation Period The period from (and including) one Calculation Date to (but excluding) the next following Calculation Date, except that the first Calculation Period will commence on (and include) the first Issue Date under the Program and end on (but exclude) the next following Calculation Date

Canadian Dollar Equivalent In relation to a Series of Covered Bonds (including any calculations of the Required Redemption Amount of such Series of Covered Bonds) which is denominated in (a) a currency other than Canadian Dollars, the Canadian Dollar equivalent of such amount ascertained using the relevant Covered Bond Swap Exchange Rate relating to the Guarantee Loan applicable to such Series of Covered Bonds, and (b) Canadian Dollars, the applicable amount in Canadian Dollars

Capital Account Ledger The ledger maintained by the Managing GP (or the Cash Manager on its behalf) in respect of each Partner to record the balance of each Partner’s Capital Contributions from time to time

Capital Contribution In relation to each Partner, the aggregate of the capital contributed by or agreed to be contributed by that Partner to the Guarantor from time to time by way of Cash Capital Contributions and Capital Contributions in Kind as determined on each Calculation Date in accordance with the formula set out in the Guarantor Agreement

Capital Contribution Balance The balance of each Partner’s Capital Contributions as recorded from time to time in the relevant Partner’s Capital Account Ledger

Capital Contribution in Kind A contribution by a Partner to the Guarantor other than a Cash Capital Contribution, including contributions of Substitute Assets (up to the prescribed limit), and/or Loans and their Related Security on a fully-serviced basis to the Guarantor (which shall constitute a Capital Contribution equal to (a) the aggregate of the fair market value of those Loans as at the relevant Transfer Date, minus (b) any cash payment paid by the Guarantor for such Loans and their Related Security on that Transfer Date)

9

Capital Distribution Any return on a Partner’s Capital Contribution in accordance with the terms of the Guarantor Agreement

Capitalised Arrears In relation to a Loan at any date (the determination date), the amount (if any) at such date of any Arrears of Interest in respect of which, on or prior to the determination date, each of the following conditions has been satisfied:

(a)	the Seller (or the Servicer on the Seller’s behalf) acting as a reasonable and prudent institutional mortgage lender in the Seller’s market has, by arrangement with the relevant Borrower, agreed to capitalise such Arrears of Interest; and
(b)	such Arrears of Interest have been capitalised and added, in the relevant accounts of the Seller (or, if the determination date occurs after the First Transfer Date, the Guarantor), to the principal amount outstanding in respect of such Loan

Capitalised Expenses In relation to a Loan, the amount of any expense, charge, fee, premium or payment (excluding, however, any Arrears of Interest) capitalised and added to the principal amount outstanding in respect of such Loan in accordance with the relevant Mortgage Terms

Cash Cash and/or amounts standing to the credit of a bank account, as the context shall require

Cash Capital Contributions A Capital Contribution made in cash

Cash Flow Model Calculation Date The Calculation Date falling in February, May, August and November of each year (commencing on the Calculation Date falling in the first such month following the First Issue Date)

Cash Management Agreement The cash management agreement entered into on the Program Date between the Guarantor, the Seller, the Servicer, the Cash Manager, the GDA Provider and the Bond Trustee

Cash Management Deposit Ratings The threshold ratings of (i) P-1 (in respect of Moody’s), (ii) F1 or A (in respect of Fitch) and (iii) AA(low) or R-1 (middle) (in respect of DBRS) as applicable, of the unsecured, unsubordinated and unguaranteed debt obligations (or, in the case of Fitch, the issuer default rating) of the Cash Manager by the Rating Agencies

Cash Management Services The services to be provided to the Guarantor and the Bond Trustee pursuant to the Cash Management Agreement

Cash Manager The Bank in its capacity as cash manager or any successor cash manager appointed from time to time

Cash Manager Required Ratings The threshold ratings (i) P-1 (in respect of Moody’s), (ii) BBB+ and F2 (in respect of Fitch), and (iii) BBB(low) (in respect of DBRS) as applicable, of the unsecured, unsubordinated and unguaranteed debt obligations (or in the case of Fitch, the issuer default rating) of the Cash Manager by the Rating Agencies

10

Cash Manager Termination Event The meaning given to it in Section 14.1 (Cash Manager Termination Events) of the Cash Management Agreement

CDOR Canadian Deposit Offering Rate for Canadian Dollar deposits having the relevant maturity

CGCB A Temporary Global Covered Bond or a Permanent Global Covered Bond, in either case, where the applicable Final Terms Document specifies that the Covered Bonds are in CGCB form

Charged Property The property, assets and rights of the Guarantor charged by the Guarantor pursuant to the Security Agreement

Civil Code of Québec The Civil Code of Québec

Clearing Systems Euroclear and/or Clearstream, Luxembourg

Clearstream, Luxembourg Clearstream Banking, société anonyme or its successors

CMHC Canada Mortgage and Housing Corporation and its successors

CMHC Guide The Canadian Registered Covered Bond Programs Guide issued by CMHC on June 27, 2013, as the same may be supplemented, amended or replaced by CMHC from time to time

Code The U.S. Internal Revenue Code of 1986

Collections With respect to any Loan, (a) all funds received after the relevant date in payment of any amounts due under or in respect of such Loan (including, without limitation, all scheduled payments, prepayments, Liquidation Proceeds, finance charges, interest, principal prepayment bonuses, indemnities or penalties and all other charges and all arrears of such amounts), or applied to amounts due under or in respect of such Loan, (b) all cash collections of the Outstanding Principal Balance of such Loan received after the relevant time and all other proceeds of such Loan, (c) all proceeds of insurance policies, if applicable, with respect to the relevant Property to the extent not required by the terms of the relevant policy or the Mortgage Terms to be applied to repair damages for which they compensate, and (d) all such other amounts received in connection with or relation to the relevant Loan excluding, for greater certainty with respect to the Seller, the Purchase Price received in respect of such Loan pursuant to the terms of the Mortgage Sale Agreement

Common Depositary The common depositary for Euroclear and Clearstream, Luxembourg

Common Safekeeper The meaning given in Section 2.8 of the Agency Agreement

Corporate Representations and Warranties The representations and warranties set out in Schedule 1 (Representations and Warranties) to the Mortgage Sale Agreement

Corporate Services Agreement The corporate services agreement entered into on the Program Date by and among the Corporate Services Provider, the Liquidation GP, the Bank and the Guarantor

11

Corporate Services Provider Computershare Trust Company of Canada, a trust company formed under the laws of Canada, as corporate services provider to the Liquidation GP under the Corporate Services Agreement, together with any successor corporate services provider appointed from time to time

Couponholders The holders of the Coupons (which expression will, unless the context otherwise requires, include the holders of the Talons)

Coupons Interest coupons in respect of Bearer Definitive Covered Bonds

Cover Pool Monitor KPMG LLP, in its capacity as Cover Pool Monitor under the Cover Pool Monitor Agreement together with any successor or additional Cover Pool Monitor appointed from time to time thereunder

Cover Pool Monitor Agreement The Cover Pool Monitor agreement entered into on the Program Date between the Cover Pool Monitor, the Guarantor, the Cash Manager and the Bond Trustee

Cover Pool Monitor Fee The meaning given in Section 6.1 (Cover Pool Monitor Fee) of the Cover Pool Monitor Agreement

Cover Pool Monitor Payment Date The meaning given in Section 6.2 (Cover Pool Monitor Payment Date) of the Cover Pool Monitor Agreement

Covered Bond Collateral The Loans included in the Portfolio and all Substitute Assets owned by the Guarantor

Covered Bond Guarantee An unconditional and irrevocable guarantee by the Guarantor in the Trust Deed for the payment (following service of a Notice to Pay or a Guarantor Acceleration Notice) of Guaranteed Amounts in respect of the Covered Bonds when the same will become Due for Payment

Covered Bond Guarantee Activation Event The earlier to occur of (a) an Issuer Event of Default, service of an Issuer Acceleration Notice on the Issuer and service of a Notice to Pay on the Guarantor, and (b) a Guarantor Event of Default and service of a Guarantor Acceleration Notice on the Issuer and the Guarantor

Covered Bond Guarantee Activation Event Date The date on which a Covered Bond Guarantee Activation Event occurs

Covered Bond Legislative Framework The legislative framework established by Part I.1 of the National Housing Act (Canada)

Covered Bond Swap Each transaction between the Guarantor, the Covered Bond Swap Provider and the Bond Trustee in respect of a Series or Tranche, as applicable, of Covered Bonds

Covered Bond Swap Agreement The agreement(s) between the Guarantor, the Covered Bond Swap Provider and the Bond Trustee governing any Covered Bond Swap in the form of an ISDA Master Agreement, including a schedule and one or more confirmations

12

thereunder for each Tranche and/or Series of Covered Bonds entered into at the time such Covered Bonds are issued

Covered Bond Swap Early Termination Event A Termination Event or Event of Default (each as defined in the relevant Covered Bond Swap Agreement), excluding a Swap Provider Downgrade Event, pursuant to which the Non-defaulting Party or the party that is not the Affected Party (each as defined in the relevant Covered Bond Swap Agreement), as applicable, may terminate the Covered Bond Swap Agreement

Covered Bond Swap Effective Date The “Effective Date” as defined in the related Covered Bond Swap Agreement

Covered Bond Swap Rate In relation to a Series of Covered Bonds, the exchange rate specified in the Covered Bond Swap relating to such Covered Bonds or, if the Covered Bond Swap Agreement has terminated, the applicable spot rate

Covered Bond Swap Provider The Bank and, from time to time, any additional provider(s) of a Covered Bond Swap under the Covered Bond Swap Agreement, together with any successor covered bond swap provider(s)

Covered Bondholders The holders of the Covered Bonds at any given time

Covered Bonds Each covered bond issued or to be issued pursuant to the Program Agreement and which is or is to be constituted under the Trust Deed, which covered bond may be represented by a Global Covered Bond or any Definitive Covered Bond and includes any replacements for a Covered Bond issued pursuant to Condition 6.11 (Legislative Exchange) and Condition 10 (Replacement of Covered Bonds, Coupons and Talons) of the Terms and Conditions

Credit and Collection Policy With respect to each Seller, such customary credit and collection policies and practices of the Seller, relating to the granting of credit on the security of Loans and the collection and enforcement of Loans, as in effect on the Program Date, as modified in compliance with the Mortgage Sale Agreement, from time to time

Custodial Information Collectively, the Eligible Loan Details and the Substitute Asset Details with respect to the Loans and Related Security and Substitute Assets in the Portfolio

Custodian Computershare Trust Company of Canada, in its capacity as Custodian under the Mortgage Sale Agreement

Customer Files The file or files relating to each Loan and its Related Security containing, inter alia:

(a)	all material correspondence relating to that Loan; and
(b)	the completed mortgage documentation applicable to the Loan, including the Valuation Report and the solicitor’s, notary’s or licensed qualified conveyancer’s certificate of title or report on title, whether original documentation, or in electronic form or otherwise

13

Cut-Off Date The second Toronto Business Day following the Calculation Date preceding a relevant Transfer Date or (in the case of a Product Switch or Additional Loan Advance) the Guarantor Payment Date, as the case may be

Day Count Fraction The applicable meaning given in Condition 4.5(c) of the Terms and Conditions

DBRS DBRS Limited and its successors

Dealer Each dealer appointed from time to time in accordance with the Program Agreement, which appointment may be for a specific issue or on an ongoing basis. References to the relevant Dealer(s) will, in the case of an issue of Covered Bonds being (or intended to be) subscribed for or purchased by more than one Dealer, be to all Dealers agreeing to subscribe for or purchase such Covered Bonds

Dealership Agreement The Dealership Agreement entered into on or after the Program Date between the Issuer, the Guarantor and the Dealers for the sale of Covered Bonds other than in the United States pursuant to the U.S. Registration Statement

Defaulted Covered Bonds The meaning given in Section 6.8 of the Agency Agreement

Definitive Covered Bond A Bearer Definitive Covered Bond and/or a Registered Definitive Covered Bond, as the context may require

Definitive Regulation S Covered Bond A Registered Covered Bond in definitive form sold to non-U.S. persons outside the United States in reliance on Regulation S

Definitive Rule 144A Covered Bond means a Registered Covered Bond in definitive form sold in the United States to QIBs pursuant to Rule 144A

Definitive U.S. Registered Covered Bond A Registered Covered Bond in definitive form issued under the U.S. Registration Statement

Declaration A declaration of limited partnership made under the LP Act and, where the context requires, the registration thereof if and as required under the Business Names Act (Ontario), and includes a Declaration that has been amended

Demand Loan The meaning given in Section 3.2 (Guarantee Loan and Demand Loan) of the Intercompany Loan Agreement

Demand Loan Contingent Amount As of any time, an amount equal to the lesser of (a) the aggregate amount of the Intercompany Loan then outstanding, minus the aggregate amount of the Guarantee Loan then outstanding (as determined by an Asset Coverage Test calculated on the relevant Calculation Date), and (b) one per cent. of the amount of the Guarantee Loan then outstanding (as determined by an Asset Coverage Test calculated on the relevant Calculation Date)

Demand Loan Repayment Event The meaning given in Section 7.2 (Mandatory Repayment upon Demand Loan Repayment Event) of the Intercompany Loan Agreement

14

Demand Loan Required Amount The meaning given to it in the Guarantor Agreement

Departing Managing GP The meaning given to it in Section 11.4 (Transfer to New Managing GP) of the Guarantor Agreement

Designated Account The meaning given in Condition 5.4 (Payments in respect of Registered Covered Bonds) of the Terms and Conditions

Designated Bank The meaning given in Condition 5.4 (Payments in respect of Registered Covered Bonds) of the Terms and Conditions

Designated Maturity The meaning given in the ISDA Definitions

Determination Date The meaning given in the applicable Final Terms Document

Determination Period The meaning given in Condition 4.5(d) of the Terms and Conditions

Direct Debiting System The meaning given in Section 4.1 (Direct Debiting System) of the Servicing Agreement

Direct Participants Direct participants in DTC

Disclosure Documents The Final Terms Document together with the Prospectus and, if applicable, any relevant Pricing Supplement

Drawdown Date The meaning given to it in Section 2.1 (The Intercompany Loan) of the Intercompany Loan Agreement

DTC The Depository Trust Company or its successors

DTC Covered Bonds Registered Covered Bonds accepted into DTC’s book-entry settlement system

Due for Payment The requirement by the Guarantor to pay any Guaranteed Amount:

(a)	following service of a Notice to Pay but prior to service of a Guarantor Acceleration Notice:
(i)	(except where paragraph (ii) below applies) on the date on which the Scheduled Payment Date in respect of such Guaranteed Amount is reached, or, if the applicable Final Terms Document specified that an Extended Due for Payment Date is applicable to the relevant Series of Covered Bonds, on the Interest Payment Date that would have applied if the Final Maturity Date of such Series of Covered Bonds had been the Extended Due for Payment Date or such other Interest Payment Date(s) specified in the applicable Final Terms Document (the “Original Due for Payment Date”); and
(ii)	in relation to any Guaranteed Amount in respect of the Final Redemption Amount payable on the Final Maturity Date of a Series of Covered Bonds for which an Extended Due for Payment Date is specified in the applicable Final Terms Document, on the Extended Due for Payment Date, but only to the

15

extent that the Guarantor, having received the Notice to Pay no later than the date falling one Business Day prior to the Extension Determination Date, does not pay Guaranteed Amounts corresponding to the full amount of the Final Redemption Amount in respect of such Series of Covered Bonds by the Extension Determination Date, because the Guarantor has insufficient funds available under the Guarantee Priority of Payments to pay such Guaranteed Amounts in full on the earlier of (1) the date which falls two Business Days after service of the Notice to Pay on the Guarantor or, if later, the Final Maturity Date (in each case after the expiry of the grace period set out in Condition 9.2(a) of the Terms and Conditions and (2) the Extension Determination Date

For the avoidance of doubt, Due for Payment does not refer to any earlier date upon which payment of any Guaranteed Amounts may become due under the guaranteed obligations, by reason of prepayment, acceleration of maturity, mandatory or optional redemption or otherwise; or

(b)	following service of a Guarantor Acceleration Notice, on the date on which the Guarantor Acceleration Notice is served on the Issuer and the Guarantor

Earliest Maturing Covered Bonds At any time, the Series of the Covered Bonds (other than any Series which is fully collateralised by amounts standing to the credit of the GDA Account) that has or have the earliest Final Maturity Date as specified in the applicable Final Terms Document (ignoring any acceleration of amounts due under the Covered Bonds prior to service of a Guarantor Acceleration Notice)

Early Redemption Amount The amount calculated in accordance with Condition 6.7 (Early Redemption Amounts) of the Terms and Conditions

ECOFIN The Economic and Financial Affairs Council

Eligibility Criteria The following criteria:

(a)	there has been neither an Issuer Event of Default and service of an Issuer Acceleration Notice nor a Guarantor Event of Default and service of a Guarantor Acceleration Notice as at the relevant Transfer Date;
(b)	the Guarantor, acting on the advice of the Cash Manger, is not aware, and could not reasonably be expected to be aware, that the proposed purchase by the Guarantor of the Loans and their Related Security on the relevant Transfer Date does not satisfy the Rating Agency Condition;
(c)	no Loan that is proposed to be sold to the Guarantor on the relevant Transfer Date has an Outstanding Principal Balance of more than $3,000,000.00 or, in the case of any STEP Loans, all such STEP Loans made to the same STEP Borrower from time to time, whether or not sold to the Guarantor, shall not have an Outstanding Principal Balance of more than $3,000,000.00 in the aggregate;

16
(d)	if the Loans that are proposed to be sold constitute a New Loan Type, the Rating Agency Condition has been satisfied in accordance with the terms of the Mortgage Sale Agreement with respect to the sale of such Loans to the Guarantor
(e)	such Loan is not secured by a Mortgage that also secures one or more other loans or, in the case of a STEP Loan, also secures any Other STEP Product, which in either case has the benefit of insurance from any Prohibited Insurer;
(f)	if the Loan is extended or advanced upon the security of a Mortgage that also secures (or is capable of securing) Retained Loans, the Loan and all Related Retained Loans have the benefit of cross-default provisions (whether contained in the terms and conditions of the Loan and Related Retained Loans, the Mortgage securing the Loan and Related Retained Loans or other documentation applicable to the Loan and Related Retained Loans, and enforceable against the Borrower) such that a default under the Loan or a Related Retained Loan will constitute a default under the Loan and all Related Retained Loans or, in the case of a Loan or Related Retained Loan not having the benefit of cross-default provisions but repayable on demand, the Guarantor or the Seller (and each mortgage lender as may be on title) have covenanted in writing to demand repayment in a manner and in circumstances customary for a prudent lender of the Loan or such Related Retained Loan upon a default under the Loan or any Related Retained Loan;
(g)	at the time of transfer to the Guarantor, no payments of principal or interest thereunder are in arrears;
(h)	the first payment due in respect of such Loan has been paid by the relevant Borrower;
(i)	the related Mortgage constitutes a valid first mortgage lien or a valid first-ranking hypothec over the related Mortgaged Property under which no claims have been made and subject to Permitted Encumbrances;
(j)	at the time of transfer, the Guarantor will acquire the entire legal and beneficial ownership interest of the Seller in the applicable Loans and their Related Security, excluding registered title therein, free and clear of any encumbrances or ownership interests, other than (i) Permitted Encumbrances, and (ii) those which are reflected in a Security Sharing Agreement and the subject of a Release of Security delivered by the Seller or any mortgage lender on title to the Custodian in trust upon and subject to the provisions of the Mortgage Sale Agreement and in compliance with the CMHC Guide;
(k)	as at the Transfer Date, the Loan is not subject to any dispute proceeding, set-off, counterclaim or defence whatsoever;
(l)	neither the Mortgage Terms for the Loan nor the provisions of any other documentation applicable to the Loan and enforceable by the Borrower expressly afford the Borrower a right of set-off;
(m)	to the extent the Loan is extended, advanced or renewed on or after July 1, 2014 (which for greater certainty will not include further advances under an existing

17

non-amortizing Loan unless amended), an express waiver of set-off rights on the part of the Borrower is included in the terms and conditions of the Loan and all Related Retained Loans, the Mortgage securing the Loan and all Related Retained Loans or other documentation applicable to the Loan and all Related Retained Loans, and enforceable against the Borrower; and

(n)	prior to the making of each advance under such Loan, the Lending Criteria and all preconditions to the making of that Loan were satisfied; and
(o)	such Loan is an “Eligible Loan” as defined in the CMHC Guide from time to time

Eligible Loan A Loan with respect to which each of the Loan Representations and Warranties is true and correct

Eligible Loan Details In electronic format, the following data with respect to each Loan:

(a)	the Seller’s loan number;
(b)	mortgagor(s) full name;
(c)	property address (no., street, city/town, province, postal code);
(d)	principal balance amount;
(e)	authorized loan amount (at origination or last renewal);
(f)	interest adjustment date (at origination or last renewal);
(g)	mortgage maturity date; and
(h)	mortgage lender on title if other than the Seller.

Encumbrance The same meaning as Adverse Claim

Equity Interest (i) In the case of a corporation, any shares of its capital stock, (ii) in the case of a limited liability company, any membership interest therein, (iii) in the case of a partnership, any partnership interest (whether general or limited) therein, (iv) in the case of any other business entity, any participation or other interest in the equity or profits thereof, (v) any warrant, option or other right to acquire any Equity Interest described in this definition, or (vi) any security entitlement in respect of any Equity Interest described in the definition

Established Rate The meaning given in Condition 5.9 (Definitions) of the Terms and Conditions

euro LIBOR or EURIBOR Euro-zone inter-bank offered rate

Euroclear Euroclear Bank S.A./N.V. or its successors

European Economic Area Member States of the European Union together with Iceland, Norway and Liechtenstein

18

European Member State Any member state of the European Economic Union

Eurosystem-eligible NGCB An NGCB which is intended to be held in a manner which would allow Eurosystem eligibility, as stated in the applicable Final Terms Document

Excess Proceeds Funds received (following service of an Issuer Acceleration Notice) by the Bond Trustee from the Issuer or any liquidator or other similar officer appointed in relation to the Issuer

Excess Proceeds Amount The meaning given in Section 7.11 (Excess Proceeds Amount) of the Trust Deed

Exchange Agent The Bank of Nova Scotia, New York Agency as appointed pursuant to the Agency Agreement as the exchange agent together with any successor appointed from time to time thereunder

Exchange Date The meaning given in Schedule 2 (Forms of Global and Definitive Covered Bonds, Coupons and Talons) to the Trust Deed

Exchange Event The meanings given in Parts 2 and 7 of Schedule 2 (Forms of Global and Definitive Covered Bonds, Coupons and Talons) to the Trust Deed, as applicable

Excluded Scheduled Interest Amounts The meaning given in the definition of “Scheduled Interest”

Excluded Scheduled Principal Amounts The meaning given in the definition of “Scheduled Principal”

Excluded Swap Termination Amount In relation to a Swap Agreement, an amount equal to the amount of any termination payment due and payable under that Swap Agreement (a) to the relevant Swap Provider as a result of a Swap Provider Default with respect to such Swap Provider, or (b) to the relevant Swap Provider following a Swap Provider Downgrade Event with respect to such Swap Provider

Executive Offices The executive offices of the Bank located at Scotia Plaza, 44 King Street West, Toronto, Ontario, M5H 1H1

Exempt Covered Bonds Covered Bonds which are neither to be admitted to trading on a regulated market for the purposes of the Markets in Financial Instruments Directive (Directive 2004/39/EC) in the European Economic Area nor offered in the European Economic Area in circumstances where a prospectus is required to be published under the Prospectus Directive (Directive 2003/71/EC);

Expenses The meaning given in Section 22.1 of the Agency Agreement

Extended Due for Payment Date In relation to any Series of Covered Bonds, the date, if any, specified as such in the applicable Final Terms Document to which the payment of all or (as applicable) part of the Final Redemption Amount payable on the Final Maturity Date will be deferred in the event that the Final Redemption Amount is not paid in full by the Extension Determination Date

19

Extension Determination Date In relation to any Series of Covered Bonds, the date falling two Business Days after the expiry of seven days from (and including) the Final Maturity Date of such Series of Covered Bonds

Extension Notice The meaning given in Section 15.2 (Extendable Obligations) of the Agency Agreement

Extraordinary Resolution The meaning given in Schedule 5 (Provisions for Meetings of Covered Bondholders) to the Trust Deed

European Pricing Supplement In respect of Exempt Covered Bonds, the pricing supplement in the form set out in Part C to Schedule 3 to the Agency Agreement

Fair Market Value In respect of a Loan and its Related Security, the fair market value at the relevant time, being the price expressed in terms of money or monies' worth, a willing, prudent and informed buyer would pay in an open and unrestricted market to a willing, prudent and informed seller, each acting at arms' length, where neither party is under any compulsion to enter into the transaction, as part of the acquisition of all of the Loans and their Related Security being purchased or sold at the relevant time

FATCA The meaning given in Condition 7 (Taxation)

FATCA Withholding Any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any regulations thereunder or official interpretations thereof) or an intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement)

FFI A foreign financial institution as defined in the Code

Final Maturity Date The Interest Payment Date on which a Series of Covered Bonds will be redeemed at the Final Redemption Amount in accordance with the Terms and Conditions

Final Redemption Amount The meaning given in the relevant Final Terms Document

Final Terms Document The final terms document or, in the case of U.S. Registered Covered Bonds, the prospectus supplement relating to each Series (or Tranche, as the case may be) of Covered Bonds, which sets out the final terms for that Tranche or Series or in the case of Exempt Covered Bonds, the relevant European Pricing Supplement; and applicable Final Terms Document means, with respect to a Series or Tranche of Covered Bonds or Exempt Covered Bonds, the Final Terms Document or European Pricing Supplement (as the case may be) applicable to such Series or Tranche, as the case may be, and unless the context requires otherwise, any reference to a Final Terms Document or applicable Final Terms Document shall include a reference to the related pricing supplement or European Pricing Supplement, if applicable financial institutions The meaning given in Schedule 2 (Forms of Global and Definitive Covered Bonds, Coupons and Talons) to the Trust Deed

20

First Issue Date The date on which the Issuer issues a Series of Covered Bonds for the first time pursuant to the Program

First STEP Loan The first STEP Loan made by the Seller to a particular STEP Borrower under the STEP Plan, which is sold to the Guarantor

First Transfer Date The date on which the Initial Portfolio was sold, assigned and transferred to the Guarantor pursuant to the terms of the Mortgage Sale Agreement

Fiscal Year A fiscal year of the Partnership, currently being the calendar year

Fitch Fitch Ratings Inc. and its successors

Fitch Demand Loan Repayment Ratings The threshold short-term issuer default rating F2 or the threshold long-term issuer default rating BBB+, in each case by Fitch in respect of the Intercompany Loan Provider

Fixed Coupon Amount The meaning given in the applicable Final Terms Document

Fixed Rate The rate of interest paid under the Fixed Rate Covered Bonds

Fixed Rate Covered Bonds Covered Bonds that pay a Fixed Rate of interest on such date or dates as may be agreed between the Issuer and the relevant Dealer(s) and on redemption calculated on the basis of such Day Count Fraction as may be agreed between the Issuer and the relevant Dealer(s)

Floating Rate The meaning given in the ISDA Definitions

Floating Rate Convention The meaning given in Condition 4.5(b)(i) of the Terms and Conditions

Floating Rate Covered Bond Margin In respect of a Floating Rate Covered Bond, the percentage rate per annum (if any) specified in the applicable Final Terms Document

Floating Rate Covered Bonds Covered Bonds which bear interest at a rate determined:

(a)	on the same basis as the floating rate under a notional interest rate swap transaction in the relevant Specified Currency governed by an agreement incorporating the ISDA Definitions; or
(b)	on the basis of a Reference Rate appearing on the agreed screen page of a commercial quotation service; or
(c)	on such other basis as may be agreed between the Issuer and the relevant Dealer(s),

as set out in the applicable Final Terms Document

Floating Rate Option The meaning given in the ISDA Definitions

Following Business Day Convention The meaning given in Condition 4.5(b)(ii) of the Terms and Conditions

21

form of proxy The meaning given in Schedule 5 (Provisions for Meetings of Covered Bondholders) to the Trust Deed

FSMA The Financial Services and Markets Act 2000 (as amended)

Further Advance In relation to a Loan, any advance of further money to the relevant Borrower following the making of the Initial Advance, which is secured by the same Mortgage as the Initial Advance, excluding the amount of any retention in respect of the Initial Advance

GDA Account The account in the name of the Guarantor held with the Bank and maintained subject to the terms of the Guaranteed Deposit Account Contract, the Bank Account Agreement and the Security Agreement or such additional or replacement account as may for the time being be in place with the prior consent of the Bond Trustee and designated as such

GDA Account Mandate The bank account mandate between the Guarantor and the Account Bank relating to the operation of the GDA Account

GDA Balance On any day, the amount standing to the credit of the GDA Account as at the opening of business on such day

GDA Provider The Bank, in its capacity as GDA provider under the Guaranteed Deposit Account Contract or any successor or additional GDA provider appointed from time to time thereunder

GDA Rate The variable rate of interest accruing on the balance standing to the credit of the GDA Account being a variable rate at a minimum of 0.10 per cent. below the 1-month CDOR that appears on the Reuters screen as of 10:00 a.m. (Toronto time) on the date of determination, as reported by the GDA Provider (and if such screen is not available, any successor or similar service as may be selected by the GDA Provider) (calculated on the basis of the actual number of days elapsed and a 365 day year) or such greater amount as the Guarantor (or the Cash Manager on its behalf) and the GDA Provider may agree from time to time. For greater certainty, any change in the GDA Rate agreed to by the Guarantor (or the Cash Manager on its behalf) and the GDA Provider in accordance with the foregoing shall not constitute an amendment to, or a modification or variation of, the Guaranteed Deposit Account Contract

General Partners The Managing GP and the Liquidation GP

Global Covered Bond A Bearer Global Covered Bond and/or a Registered Global Covered Bond, as the context may require

Governmental Authority The government of Canada or any other nation, or of any political subdivision thereof, whether provincial, territorial, state, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies, the Superintendent or other comparable authority or agency

22

GST The goods and services tax payable under Part IX of the Excise Tax Act (Canada) or pursuant to any similar value added tax legislation applicable that is stated to be harmonized with the foregoing, including for greater certainty, any harmonized sales tax payable

Guarantee Fee The guarantee fee agreed to from time to time between the Issuer and the Guarantor in accordance with the Trust Deed

Guarantee Loan The meaning given in Section 3.2 (Guarantee Loan and Demand Loan) of the Intercompany Loan Agreement

Guarantee Priority of Payments The meaning given in Section 6.4 of the Guarantor Agreement

Guaranteed Amounts Prior to service of a Guarantor Acceleration Notice, with respect to any Original Due for Payment Date or, if applicable, any Extended Due for Payment Date, the sum of Scheduled Interest and Scheduled Principal, in each case, payable on that Original Due for Payment Date or, if applicable, any Extended Due for Payment Date, or after service of a Guarantor Acceleration Notice, an amount equal to the relevant Early Redemption Amount as specified in the Terms and Conditions plus all accrued and unpaid interest and all other amounts due and payable in respect of the Covered Bonds (other than additional amounts payable under Condition 7 (Taxation) of the Terms and Conditions), including all Excluded Scheduled Interest Amounts, all Excluded Scheduled Principal Amounts (whenever the same arose) and all amounts payable by the Issuer under the Trust Deed

Guaranteed Deposit Account Contract or GDA The guaranteed deposit account contract between the Guarantor, the GDA Provider, the Account Bank, the Bond Trustee and the Cash Manager dated as of the Program Date

Guarantor Scotiabank Covered Bond Guarantor Limited Partnership, a limited partnership established under the laws of the Province of Ontario, Canada

Guarantor Acceleration Notice The meaning given in Condition 9.2 (Guarantor Events of Default) of the Terms and Conditions

Guarantor Accounts The GDA Account and the Transaction Account and any additional or replacement accounts opened in the name of the Guarantor from time to time with the prior consent of the Bond Trustee, including the Standby GDA Account and Standby Transaction Account

Guarantor Activities The activities of the Guarantor described in Section 2.3 (Guarantor Activities) of the Guarantor Agreement

Guarantor Agreement The limited partnership agreement in respect of the Guarantor entered into on the Program Date by and among the Managing GP, the Liquidation GP, the Bond Trustee and the Bank as Limited Partner and any other parties who accede thereto in accordance with its terms

Guarantor Auditor Such firm of chartered accountants of recognized standing as may at any time be appointed by the Managing GP to act as Guarantor Auditor of the Partnership in accordance with the terms of the Guarantor Agreement

23

Guarantor Calculation Period Each period from, but excluding, the last Toronto Business Day of each month to, and including, the last Toronto Business Day of the next succeeding month, provided that (a) the first Guarantor Calculation Period begins on, and includes, the Program Date, and (b) the final Guarantor Calculation Period will end on, but exclude, the Termination Date

Guarantor Event of Default The meaning given in Condition 9.2 (Guarantor Events of Default) of the Terms and Conditions

Guarantor Expenses The costs and expenses of the Guarantor incurred in connection with or relating to the performance of its obligations under the Transaction Documents

Guarantor Payment Date The 17th of each month or if not a Toronto Business Day the next following Toronto Business Day

Guarantor Payment Period The period from (and including) a Guarantor Payment Date to (but excluding) the next following Guarantor Payment Date

Hard Bullet Covered Bonds Those Series of Covered Bonds that are scheduled to be redeemed in full on their respective Final Maturity Dates without any provision for scheduled redemption other than on the Final Maturity Date

ICMA The International Capital Market Association

IFRS International Financial Reporting Standards

Income Tax Act The Income Tax Act (Canada) and the regulations thereunder, as amended from time to time

Indemnity Amounts In respect of any Person that is a party to a Transaction Document, any amounts payable to such Person pursuant to the indemnification provisions of such Transaction Document

Independently Controlled and Governed In respect of the Guarantor, at the time of determination, it is demonstrated that, whether by attestation of an executive officer of the Issuer or otherwise, each of the following is correct:

(a)	the managing general partner of the Guarantor is not (and cannot be) an Affiliate of the Issuer and less than ten percent of its voting securities are (or can be) owned, directly or indirectly, by the Issuer or any of its Affiliates,
(b)	if an administrative agent or other analogous entity has been engaged by the managing general partner of the Guarantor to fulfil its responsibility or role to carry on, oversee, manage or otherwise administer the business, activities and assets of the Guarantor, the agent or entity is not (and cannot be) an Affiliate of the Issuer and less than ten percent of its voting securities are (or can be) owned, directly or indirectly, by the Issuer or any of its Affiliates,
(c)	all members (but one) of the board of directors or other governing body of the managing general partner of the Guarantor and each such administrative agent or

24

other entity are not (and cannot be) directors, officers, employees or other representatives of the Issuer or any of its Affiliates, do not (and cannot) hold greater than ten percent of the voting or equity securities of the Issuer or any of its Affiliates and are (and must be) otherwise free from any material relationship with the Issuer or any of its Affiliates (hereinafter referred to as Independent Members), and

(d)	the board of directors or other governing body of the managing general partner of the Guarantor and each such administrative agent or other entity is (and must be) composed of at least three members, and the non-Independent Member is not (and shall not be) entitled to vote on any resolution or question to be determined or resolved by the board (or other governing body) and shall attend meetings of the board (or other governing body) at the discretion of the remaining members thereof, provided that such board of directors or other governing body may be composed of only two Independent Members with “observer status” granted to one director, officer, employee or other representative of the Issuer or any of its Affiliates

Indexation Methodology The indexation methodology of the Issuer used to account for subsequent price developments in the valuation of a Loan, which indexation methodology shall be consistent with all regulatory requirements to which the Issuer is subject (or supervisory guidelines provided to the Issuer) in relation to the valuation of residential properties or the indexation of such values, together with any additional requirements as may be established by CMHC in relation thereto and set forth in the CMHC Guide

Indirect Participants Indirect participants in DTC that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly

Industry Standard Sampling Size The meaning given in Section 2.2(b) (Certain Testing Services) of the Cover Pool Monitor Agreement

Initial Advance In relation to a Loan, the original principal amount advanced by the Seller, including any retention(s) advanced to the relevant Borrower after completion of the Mortgage

Initial Portfolio The initial portfolio of Loans and their Related Security sold by the Seller(s) to the Guarantor on the First Transfer Date pursuant to the Mortgage Sale Agreement (other than any Loans and their Related Security which do not otherwise comply with the terms of the Mortgage Sale Agreement as at the First Transfer Date or which have been repurchased by the Seller from the Portfolio or otherwise sold from the Portfolio by the Guarantor), and all right, title, interest and benefit of the Seller in and to:

(a)	all payments of principal and interest (including, for the avoidance of doubt, all Accrued Interest, Arrears of Interest, Capitalised Expenses and Capitalised Arrears) and other sums due or to become due in respect of such Loans and Related Security, including the right to demand, sue for, recover and give receipts for all principal funds, interest and costs and the right to sue on all covenants and any undertakings made or expressed to be made in favour of the Seller under the applicable Mortgage Terms (but excluding, in respect of any STEP Loan, any such amounts required to be distributed to the Seller or Other STEP Creditor in respect of any Additional STEP Loans on a pari passu basis with such STEP Loan in accordance with the Transaction Documents);

25
(b)	the right to exercise all the powers of the Seller in relation thereto subject to and in accordance with the applicable Mortgage Terms;
(c)	all the estate and interest in the Mortgaged Properties vested in the Seller;
(d)	to the extent they are assignable, each solicitor’s or notary’s report on title (in each case where available) and any right of action of the Seller against any solicitor, licensed conveyancer, qualified conveyancer, valuer or other Person in connection with any report, valuation, opinion, certificate or other statement of fact or opinion given in connection with such Loans and Related Security, or any part thereof or affecting the decision of the Seller to make or offer to make any such Loan or part thereof;
(e)	the right to all proceeds of all claims made by or on behalf of the Seller or to which the Seller is entitled under any insurance policies in respect of the Loans and their Related Security; and
(f)	all proceeds of the foregoing

Insolvency Event In respect of any Person, any impending or actual insolvency on the part of such Person, as evidenced by, but not limited to:

(a)	the commencement of a dissolution proceeding or a case in bankruptcy involving the Person (and where such proceeding is the result of an involuntary filing, such proceeding is not dismissed within 60 days after the date of such filing),
(b)	the appointment of a trustee or other similar court officer over, or the taking of control or possession by such officer of the Person’s business, in whole or in part, before the commencement of a dissolution proceeding or a case of bankruptcy,
(c)	a general assignment by the Person for the benefit of any of its creditors, and
(d)	the general failure of, or the inability to, or the written admission of the inability of, the Person to pay its debts as they become due

Intercompany Loan The loan made available by the Issuer to the Guarantor on a secured basis pursuant to the Intercompany Loan Agreement, comprised of the Guarantee Loan and the Demand Loan in a combined aggregate amount equal to the Total Credit Commitment

Intercompany Loan Agreement The intercompany loan agreement dated as of the Program Date between the Intercompany Loan Provider, the Guarantor, the Cash Manager and the Bond Trustee

Intercompany Loan Interest Amount The meaning given in Section 6.2 (Interest Rate) of the Intercompany Loan Agreement

Intercompany Loan Ledger The ledger of such name maintained by the Cash Manager pursuant to the Cash Management Agreement

26

Intercompany Loan Provider The Bank, in its capacity as intercompany loan provider under the Intercompany Loan Agreement, or any successor or additional loan provider appointed from time to time thereunder

Interest Amount The amount of interest payable on the Floating Rate Covered Bonds for the relevant Interest Period, as indicated in the applicable Final Terms Document

Interest Basis The meaning given in the applicable Final Terms Document

Interest Commencement Date In the case of interest-bearing Covered Bonds, the date specified in the applicable Final Terms Document from (and including) which the relevant Covered Bonds will accrue interest

Interest Determination Date In respect of Floating Rate Covered Bonds to which Screen Rate Determination is applicable, the meaning given in the applicable Final Terms Document

Interest Payment Date In respect of Fixed Rate Covered Bonds, the meaning given in the applicable Final Terms Document and in respect of Floating Rate Covered Bonds, the meaning given in Condition 4.2(a) of the Terms and Conditions

Interest Period In accordance with Condition 4.5(f) of the Terms and Conditions, the period from (and including) an Interest Payment Date (or the Interest Commencement Date) to (but excluding) the next (or first) Interest Payment Date

Interest Rate Swap Interest rate swap entered into in connection with the Covered Bonds under the terms of the Interest Rate Swap Agreement

Interest Rate Swap Activation Event Date The meaning given in the Interest Rate Swap Agreement

Interest Rate Swap Agreement The agreement(s) between the Guarantor and an Interest Rate Swap Provider governing the Interest Rate Swap in the form of an ISDA Master Agreement, including a schedule and one or more confirmations thereunder for each Tranche and/or Series of Covered Bonds entered into at the time such Covered Bonds are issued

Interest Rate Swap Early Termination Event A Termination Event or an Event of Default (each as defined in the Interest Rate Swap Agreement, or the relevant Interest Rate Swap Agreement, as applicable)

Interest Rate Swap Effective Date The “Effective Date” as defined in the Interest Rate Swap Agreement

Interest Rate Swap Provider The Bank of Nova Scotia and, from time to time, any additional provider(s) of an Interest Rate Swap under the Interest Rate Swap Agreement together with any successor interest rate swap provider(s)

Internal Revenue Code or Code The U.S. Internal Revenue Code of 1986

Investment Company Act The U.S. Investment Company Act of 1940

27

Investor Report The monthly report required to be delivered under Section 9.4(b) of the Cash Management Agreement

ISA International Standards on Auditing

ISDA International Swaps and Derivatives Association, Inc.

ISDA Definitions The 2006 ISDA Definitions, as published by ISDA, unless otherwise specified in the applicable Final Terms Document

ISDA Determination If specified as applicable in the applicable Final Terms Document, the manner in which the Rate of Interest on Floating Rate Covered Bonds is to be determined in accordance with Condition 4.2(b)(i) of the Terms and Conditions

ISDA Master Agreement The 2002 ISDA Master Agreement (as published by ISDA), unless otherwise specified in the applicable Final Terms Document

ISDA Rate The meaning given in Condition 4.2(b)(i) of the Terms and Conditions

ISIN International Securities Identification Number

Issue Date Each date on which the Issuer issues a Tranche of Covered Bonds under the Program, as specified in the applicable Final Terms Document

Issue Price The price, generally expressed as a percentage of the nominal amount of the Covered Bonds, at which a Series or Tranche of Covered Bonds will be issued

Issuer The Bank of Nova Scotia

Issuer Acceleration Notice The meaning given in Condition 9.1 (Issuer Events of Default) of the Terms and Conditions

Issuer Call The meaning given in Condition 6.3 (Redemption at the option of the Issuer (“Issuer Call”)) of the Terms and Conditions

Issuer Event of Default The meaning given in Condition 9.1 (Issuer Events of Default) of the Terms and Conditions

Latest Valuation In relation to any Mortgaged Property, the value given to that Mortgaged Property by the most recent Valuation Report addressed to the Seller or the purchase price of that Mortgaged Property or current property tax assessment, as applicable

Law Includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure in any jurisdiction and any present or future directive, regulation, guideline, practice, concession, request or requirement whether or not having the force of law issued by any governmental body, agency or department or any central bank or other fiscal, monetary, Taxation, regulatory, self regulatory or other authority or agency

28

Ledger Each of the Revenue Ledger, the Principal Ledger, the Intercompany Loan Ledger, the Subordinated Loan Ledger, the Reserve Ledger, the Payment Ledger and the Pre-Maturity Liquidity Ledger

Lending Criteria The lending criteria of the Seller from time to time, or such other criteria as would be acceptable to reasonable and prudent institutional mortgage lenders in the Seller’s market

Letter Agreement The engagement letter in respect of the appointment of the independent directors of the Liquidation GP, entered into on the Program Date by and among the Bank, the Guarantor and Computershare Trust Company of Canada

Liability Any loss, damage, cost, charge, claim, demand, expense, judgment, decree, action, proceeding or other liability whatsoever (including taxes, duties, levies, imposts and other charges) and including any taxes charged or chargeable in respect thereof and legal fees and expenses on a full indemnity basis

Liability Value The meaning given in Schedule 2 (Asset Coverage Test) to the Guarantor Agreement

LIBOR London Interbank Offered Rate

Limited Partner The Bank, in its capacity as a limited partner of the Guarantor, individually and together with such other persons who may from time to time, become limited partner(s) of the Guarantor pursuant to the terms of the Guarantor Agreement

Liquidation GP 8429057 Canada Inc., in its capacity as liquidation general partner of the Guarantor together with any of its successors and any successor liquidation general partner appointed pursuant to the terms of the Guarantor Agreement

Loan Each mortgage loan or (if approved by the Rating Agencies as a New Loan Type) home equity line of credit secured, in each case, by a Mortgage on Mortgaged Property, referenced by its mortgage loan identifier number and comprising the aggregate of all principal sums, interest, costs, charges, expenses and other funds (including all Additional Loan Advances) due or owing by the related Borrower from time to time with respect to that mortgage loan or home equity line of credit under the relevant Mortgage Terms and all of the related Borrower’s obligations in respect of the same

Loan Interest Payment Date The meaning given in Section 6.1 (Interest Periods) of the Intercompany Loan Agreement

Loan Interest Period The meaning given in Section 6.1 (Interest Periods) of the Intercompany Loan Agreement

Loan Representations and Warranties The representations and warranties relating to the Loans set out in the Mortgage Sale Agreement

Loan Repurchase Notice A notice in substantially the form set out in the Mortgage Sale Agreement served by the Guarantor on the Seller in relation to the purchase of Loans in the Portfolio by the Seller in accordance with the terms of the Mortgage Sale Agreement

29

London Stock Exchange London Stock Exchange plc

Losses The meaning given in Section 22.1 of the Agency Agreement

LP Act The Limited Partnerships Act (Ontario) as the same may be amended from time to time

LTV Adjusted Loan Balance The meaning given in Schedule 2 (Asset Coverage Test) to the Guarantor Agreement

Managing GP Scotiabank Covered Bond GP Inc., in its capacity as managing general partner of the Guarantor, any successor managing general partner of the Guarantor appointed in accordance with the terms of the Guarantor Agreement, including without limitation the Liquidation GP if and while appointed as Managing GP in accordance with Article 11 of the Guarantor Agreement (Removal and Resignation of the Managing General Partner and the Liquidation General Partner), and any successor or assign of any of them as the context requires

Managing GP Default Event The meaning given in Section 11.2 of the Guarantor Agreement

Mandate The GDA Account Mandate and/or the Transaction Account Mandate and/or the mandates in relation to any other Guarantor Account, as the case may be

Market The London Stock Exchange’s Regulated Market

Market Value With respect of a Mortgaged Property and any date of determination, (a) if such date of determination is prior to July 31, 2014, the Original Market Value of such Mortgaged Property, or (b) if such date of determination is on or after July 31, 2014, the Original Market Value of such Mortgage Property as adjusted in accordance with the Indexation Methodology

Master Definitions and Construction Agreement This master definitions and construction agreement made between the parties to the Transaction Documents as of the Program Date (as the same may be amended and/or supplemented and/or restated from time to time)

Material Adverse Effect Any effect:

(a)	upon the business, operations, property, financial or other condition of the Seller or the Servicer (other than a Successor Servicer); or
(b)	on the Portfolio, taken as a whole,

which, in either case, could reasonably be expected to materially and adversely affect the interests of the Guarantor in the Portfolio, taken as a whole, the collectability of the Loans, taken as a whole, the enforceability of the Portfolio, taken as a whole, or the Seller’s or the Servicer’s ability to perform its obligations under any Transaction Documents

Maximum Rate of Interest In respect of Floating Rate Covered Bonds the percentage rate per annum (if any) specified in the applicable Final Terms Document

30

Maximum Redemption Amount The amount specified as such in the applicable Final Terms Document

Member State Any member state of the European Union

Minimum Rate of Interest In respect of Floating Rate Covered Bonds the percentage rate per annum (if any) specified in the applicable Final Terms Document

Minimum Redemption Amount The amount specified as such in the applicable Final Terms Document

Modified Following Business Day Convention The meaning given in Condition 4.5(b)(iii) of the Terms and Conditions

Monthly Payment The amount which the relevant Mortgage Terms require a Borrower to pay on each Monthly Payment Day in respect of that Borrower’s Loan

Monthly Payment Day The date on which interest (and principal in relation to a repayment mortgage) is due to be paid by a Borrower on a Loan or, if any such day is not a Toronto Business Day, the next following Toronto Business Day

Moody’s Moody’s Investors Service, Inc. and its successors

Mortgage The legal charge, mortgage, hypothec, standard security or charge securing a Loan, and includes a STEP Collateral Mortgage

Mortgage Maturity Date The meaning given in Section 8.5 (Maturing Loans) of the Mortgage Sale Agreement

Mortgage Sale Agreement The mortgage sale agreement made as of the Program Date as between the Seller, the Servicer, the Bond Trustee, the Custodian and the Guarantor and, where the context so requires, including any New Mortgage Sale Agreement entered into from time to time between any New Seller, the Bond Trustee, the Custodian and the Guarantor

Mortgage Terms All the terms and conditions applicable to a Loan, including the applicable Mortgage Terms and Offer Conditions and, in respect of a STEP Loan, the STEP Plan

Mortgaged Property Freehold or leasehold residential property located in Canada (or owned residential immovable property situated in the Province of Quebec) that is subject to a Mortgage

Negative Carry Factor The meaning given in Schedule 2 or Schedule 3 to the Guarantor Agreement, as the context requires

Net Income or Net Loss Respectively, the net income or net loss of the Partnership as determined in accordance with IFRS

New Entity The meaning given in Section 21.3 (Merger, Consolidation, Amalgamation and Substitution) of the Trust Deed

31

New Global Covered Bond A Temporary Global Covered Bond in the form set out in Part 1 of Schedule 2 (Forms of Global and Definitive Covered Bonds, Coupons and Talons) to the Trust Deed or a Permanent Global Covered Bond in the form set out in Part 2 of Schedule 2 (Forms of Global and Definitive Covered Bonds, Coupons and Talons) to the Trust Deed, in either case where the applicable Final Terms Document specifies that the Covered Bonds are in NGCB form

New Guaranteed Deposit Account Contract has the meaning given in Section 4.1(g) of the Cash Management Agreement

New Loan Loans, other than the Loans comprised in the Initial Portfolio, which the Seller may sell to the Guarantor after the First Transfer Date pursuant to the Mortgage Sale Agreement

New Loan Type A new type of loan originated or acquired by the Seller (such as a home equity line of credit), which the Seller intends to transfer to the Guarantor, the terms and conditions of which are materially different (in the opinion of the Seller, acting reasonably) from the Loans. For the avoidance of doubt, a loan will not constitute a New Loan Type if it differs from the Loans in the Portfolio due to it having different interest rates and/or interest periods and/or time periods

New Mortgage Sale Agreement Any new mortgage sale agreement entered into between any New Seller, the Guarantor and the Bond Trustee, which will be substantially in the same form and contain substantially the same provisions as the mortgage sale agreement made as of the Program Date as between the Seller, the Servicer, the Bond Trustee and the Guarantor

New Portfolio Each portfolio of Additional Loans and their Related Security (other than any Additional Loans and their Related Security which have been redeemed in full prior to the relevant Transfer Date or which do not otherwise comply with the terms of the Mortgage Sale Agreement as at the relevant Transfer Date, or which have been repurchased by the Seller from the Portfolio or otherwise sold from the Portfolio by the Guarantor), particulars of which are set out in the relevant Additional Loan Notice or in a document stored upon electronic media (including, but not limited to, a CD-ROM), and all right, title, interest and benefit of the Seller in and to the rights and assets set out in paragraphs (a) to (f) in the definition of Initial Portfolio

New Secured Creditor Any other Person that becomes a Secured Creditor pursuant to Section 4.3 (Accession of New Secured Creditors) of the Security Agreement by executing a copy of the Accession Undertaking in the form, or substantially in the form, set out in Schedule 2 to the Security Agreement

New Seller Any member of the Scotiabank Group (other than the Bank) that accedes to the relevant Transaction Documents in accordance with the terms thereof and sells Additional Loans and their Related Security to the Guarantor in the future pursuant to the Mortgage Sale Agreement or a New Mortgage Sale Agreement

New Servicer Any member of the Scotiabank Group (other than the Bank) appointed as a new servicer in accordance with the Servicing Agreement

32

New Standby Bank Account Agreement has the meaning given in Section 4.1(g) of the Cash Management Agreement

New Standby GDA Agreement has the meaning given in Section 4.1(g) of the Cash Management Agreement

New York Business Day A day (other than a Saturday or Sunday) on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York

NGCB New Global Covered Bond

Nominated Person The meaning given in Section 3.7 (Nominated Persons) of the Cover Pool Monitor Agreement

Non-Compliance Notice The meaning given in Section 2.9(a) of the Cover Pool Monitor Agreement

Non-Performing Loan Any Loan in the Portfolio that is 90 days or more in arrears (for greater certainty, a STEP Loan shall be considered to be 90 days or more in arrears if any Other STEP Product extended to the same STEP Borrower is 90 days or more in arrears)

Non-Performing Loans Notice A notice from the Cash Manager to the Seller identifying one or more Non-Performing Loans

Non-Resident A non-resident as such term is defined in the Income Tax Act

Notice to Pay The meaning given in Condition 9.1 (Issuer Events of Default) of the Terms and Conditions

Obligations The meaning given in Section 2.02 (Contractual Rights) of the Security Agreement

Offer Conditions The terms and conditions applicable to a specified Loan as set out in the relevant offer letter to the Borrower

Official List Official list of the UK Listing Authority

Omnibus Proxy The omnibus proxy mailed by DTC to the Issuer as soon as possible after the Record Date in accordance with DTC’s usual procedures

Optional Redemption Amount The meaning (if any) given in the applicable Final Terms Document

Optional Redemption Date The meaning (if any) given in the applicable Final Terms Document

Original Due for Payment Date The meaning given in paragraph (a) of the definition of Due for Payment

33

Original Market Value In respect of a Mortgaged Property, its value as most recently determined or assessed in accordance with the underwriting policies of the Seller or, if not capable of determination in accordance therewith, on the basis of the most recent sale price of the property

OSFI Office of the Superintendent of Financial Institutions

Other STEP Creditor Any owner of any STEP Account outstanding from time to time under the STEP Plan, or any interest therein, including any person holding and/or having the benefit of a security interest therein, other than the Seller and the Guarantor

Other STEP Products All STEP Accounts that may be extended by the Seller to a particular STEP Borrower from time to time, except for STEP Loans outstanding In relation to the Covered Bonds of all or any Series, all the Covered Bonds of such Series issued other than:

(a)	those Covered Bonds that have been redeemed pursuant to the Trust Deed;
(b)	those Covered Bonds in respect of which the date (including, where applicable, any deferred date) for redemption in accordance with the Conditions has occurred and the redemption funds (including all interest payable thereon) (i) have been duly paid to the Bond Trustee or to the Paying Agent in the manner provided in the Agency Agreement (and where appropriate notice to that effect has been given to the relative Covered Bondholders in accordance with Condition 13 (Notices) of the Terms and Conditions and remain available for payment against presentation of the relevant Covered Bonds and/or Coupons) and (ii) are not Excess Proceeds;
(c)	those Covered Bonds that have been purchased and cancelled in accordance with Conditions 6.8 (Purchases) and 6.9 (Cancellation) of the Terms and Conditions;
(d)	those Covered Bonds that have become void or in respect of which claims have become prescribed, in each case under Condition 8 (Prescription) of the Terms and Conditions;
(e)	those mutilated or defaced Covered Bonds that have been surrendered and cancelled and in respect of which replacements have been issued pursuant to Condition 10 (Replacement of Covered Bonds, Coupons and Talons) of the Terms and Conditions;
(f)	(for the purpose only of ascertaining the Principal Amount Outstanding of the Covered Bonds outstanding and without prejudice to the status for any other purpose of the relevant Covered Bonds) those Covered Bonds that are alleged to have been lost, stolen or destroyed and in respect of which replacements have been issued pursuant to Condition 10 (Replacement of Covered Bonds, Coupons and Talons) of the Terms and Conditions; and
(g)	any Global Covered Bond to the extent that it will have been exchanged for Definitive Covered Bonds or another Global Covered Bond pursuant to its provisions, the provisions of the Trust Deed and the Agency Agreement, and

34

provided that for each of the following purposes, namely:

(i)	the right to attend and vote at any meeting of the holders of the Covered Bonds of any Series;
(ii)	the determination of how many and which Covered Bonds of any Series are for the time being outstanding for the purposes of Section 10.1 (Proceedings, Action and Indemnification) of the Trust Deed, Conditions 9.1 (Issuer Events of Default), 9.2 (Guarantor Events of Default) and 13 (Notices) of the Terms and Conditions and paragraphs 2, 5, 6 and 8 of Schedule 5 (Provisions for Meetings of Covered Bondholders) to the Trust Deed;
(iii)	any discretion, power or authority (whether contained in the Trust Deed or vested by operation of law) that the Bond Trustee is required, expressly or impliedly, to exercise in or by reference to the interests of the holders of the Covered Bonds of any Series; and
(iv)	the determination by the Bond Trustee whether any event, circumstance, matter or thing is, in its opinion, materially prejudicial to the interests of the holders of the Covered Bonds of any Series, those Covered Bonds of the relevant Series (if any) that are for the time being held by or on behalf of the Issuer or the Guarantor, in each case as beneficial owner, will (unless and until ceasing to be so held) be deemed not to remain outstanding

Outstanding Principal Balance In relation to any Loan at any date (the “determination date”), the aggregate at such date (but avoiding double counting) of:

(a)	the Initial Advance;
(b)	Capitalised Expenses; and
(c)	Capitalised Arrears,

in each case relating to such Loan less any prepayment, repayment or payment of any of the foregoing made on or prior to the determination date

Partial Portfolio Part of any portfolio of Selected Loans

Participating FFI An FFI that has an agreement described in Section 1471(b) of the Code and any regulations thereunder or official interpretations thereof in full force and effect as from the effective date of withholding on any “passthru payments” (as such term is defined under Sections 1471 through 1474 of the Code and any regulations thereunder or official interpretations thereof)

Partner Each of the Managing GP, the Liquidation GP and the Limited Partner and any other limited partner or general partner who may become a limited partner of the Guarantor from time to time, and the successors and assigns thereof, and “Partners” means any two or more of them

35

Partnership Scotiabank Covered Bond Guarantor Limited Partnership

Partnership Record The register of the Partners maintained pursuant to Section 9.2 of the Guarantor Agreement

Paying Agent Required Ratings The threshold ratings of (a) P-1 with respect to the short-term unsecured, unsubordinated and unguaranteed debt obligations of the Paying Agent by Moody’s, (b) F1 with respect to the short-term issuer default rating of the Paying Agent by Fitch, and (c) A with respect to long-term issuer default rating of the Paying Agent by Fitch

Paying Agents The Principal Paying Agent and any other paying agent appointed pursuant to the terms of the Agency Agreement

Payment The meaning given in Section 6.7 of the Agency Agreement

Payment Advance The meaning given in Section 6.7 of the Agency Agreement

Payment Day The meaning given in Condition 5.6 (Payment Day) of the Terms and Conditions

Payment in Kind The meaning given in Section 11.1(b)(ii) of the Intercompany Loan Agreement

Payment in Kind Date The meaning given in Section 11.1(c) of the Intercompany Loan Agreement

Payment in Kind Notice The meaning given in Section 11.1(c) of the Intercompany Loan Agreement

Payment Ledger The ledger on the GDA Account of such name maintained by the Cash Manager pursuant to the Cash Management Agreement (or, if applicable, the ledger of such name maintained by the Standby Account Bank pursuant to the Standby Bank Account Agreement) to record the credits and debits of Available Revenue Receipts and Available Principal Receipts for application in accordance with the applicable Priority of Payments

Perfect In respect of any relevant Loan and its Related Security in the Portfolio, delivery of notice to the Borrower of the sale, assignment and transfer of such Loan and its Related Security to the Guarantor and a direction to make all future repayments of the Loan to the Standby Account Bank for the account of the Guarantor by the Seller or, as necessary, by the Guarantor (or the Servicer on behalf of the Guarantor) on behalf of the Seller (under applicable powers of attorney granted to the Guarantor) to the Guarantor of such Loan and its Related Security and if required on the advice of counsel to the Guarantor (or the Servicer on its behalf) to perfect an interest in such Loan and its Related Security, registration of the transfer of legal title to the Mortgages in the appropriate land registry office, land titles office or similar office of public registration for the location where the relevant real property is located and Perfect and Perfection shall have corresponding meanings

Performing Eligible Loans The meaning given in Schedule 2 (Asset Coverage Test) to the Guarantor Agreement

36

Permanent Bearer Global Covered Bond A Permanent Global Covered Bond in bearer form

Permanent Global Covered Bond A global covered bond substantially in the form set out in Part 2 of Schedule 2 (Forms of Global and Definitive Covered Bonds, Coupons and Talons) to the Trust Deed with such modifications (if any) as may be agreed between the Issuer, the Principal Paying Agent, the Bond Trustee and the relevant Dealer(s) or Lead Manager (in the case of syndicated issued), together with the copy of the applicable Final Terms Document annexed thereto, comprising some or all of the Covered Bonds of the same Series, issued by the Issuer pursuant to the Program Agreement or any other agreement between the Issuer and the relevant Dealer(s) relating to the Program, the Agency Agreement and the Trust Deed in exchange for the whole or part of any Temporary Global Covered Bond issued in respect of such Covered Bonds

Permitted Encumbrances (i) Any Encumbrance for taxes, assessments or governmental charges or levies which relate to obligations not yet due and delinquent, (ii) easements, servitudes, encroachments and other minor imperfections of title which do not, individually or in the aggregate, detract from the value of or impair the use or marketability of any real property, and (iii) undetermined or inchoate Security Interests arising or potentially arising under statutory provisions which have not at the relevant time been filed or registered in accordance with applicable laws or of which written notice has not been given in accordance with applicable laws

Personal Information Information that is protected by any Applicable Privacy Laws

Persons Includes individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organisations, joint ventures and Governmental Authority

PIPEDA The Personal Information Protection and Electronic Documents Act (Canada)

Pledged Securities The meaning given in Section 2.01 (Loans and Related Security) of the Security Agreement

Portfolio The Loans and their Related Security and the Substitute Assets owned by the Guarantor and any cash balances credited to the Guarantor Accounts

Post-Enforcement Priority of Payments The meaning given in Section 6.2 (Payment of Funds After Service of a Guarantor Acceleration Notice and Enforcement of Security) of the Security Agreement

Potential Guarantor Event of Default The meaning given in Condition 14 (Meetings of Covered Bondholders, Modification, Waiver and Substitution) of the Terms and Conditions

Potential Issuer Event of Default The meaning given in Condition 14 (Meetings of Covered Bondholders, Modification, Waiver and Substitution) of the Terms and Conditions

Power of Attorney The power of attorney provided by the Seller pursuant to the Mortgage Sale Agreement

37

PPSA The personal property security legislation, as amended, supplemented or replaced from time to time, as in effect in each province and territory of Canada (other than Québec), and the Civil Code of Québec, as amended, supplemented or replaced from time to time, as in effect in Québec

Pre-Acceleration Principal Priority of Payments The meaning given in Section 6.1 of the Guarantor Agreement

Pre-Acceleration Revenue Priority of Payments The meaning given in Section 6.1 of the Guarantor Agreement

Pre-Maturity Liquidity Eligible Assets Each Substitute Asset having: (i) a maturity date occurring before the Final Maturity Date of the relevant Series of Hard Bullet Covered Bonds; and (ii) with respect to which the Rating Agency Condition has been satisfied

Pre-Maturity Liquidity Ledger The ledger on the GDA Account established to record the credits and debits of moneys available to repay any Series of Hard Bullet Covered Bonds on the Final Maturity Date thereof if the Pre-Maturity Test has been breached

Pre-Maturity Liquidity Required Amount Nil, unless the Pre-Maturity Test has been breached in respect of one or more Series of Hard Bullet Covered Bonds, in which case an amount equal to the aggregate for each affected Series (without double counting) of (i) the Required Redemption Amount for such affected Series, (ii) the Required Redemption Amount for all other Series of Hard Bullet Covered Bonds which will mature within 12 months of the date of the calculation, and (iii) the amount required to satisfy paragraphs (a) through (f) of the Guarantee Priority of Payments on the Final Maturity of the affected Series of Hard Bullet Covered Bonds and on the Final Maturity Date of all other Series of Hard Bullet Covered Bonds which will mature within 12 months of the date of the calculation;

Pre-Maturity Required Ratings With respect to the Issuer’s unsecured, unsubordinated and unguaranteed debt obligations of the Issuer by the Rating Agencies on any Toronto Business Day, the threshold ratings of (a) in the case of Fitch, F1+, (b) in the case of Moody’s, P-1, and (c) in the case of DBRS, (i) if such Toronto Business Day falls within six months of the Final Maturity Date of any Series of Hard Bullet Covered Bonds, A(high), or (ii) otherwise, A(low)

Pre-Maturity Test The meaning given in Schedule 4 (Pre-Maturity Test) to the Guarantor Agreement

Pre-Maturity Test Date The meaning given in Schedule 4 (Pre-Maturity Test) to the Guarantor Agreement

Pre-Maturity Test Interval The meaning given in Schedule 4 (Pre-Maturity Test) to the Guarantor Agreement

Prescribed Cash Limitation The meaning given to it in Section 9.8 (Prescribed Cash Limitation) of the Guarantor Agreement

Present Value For any Loan the value of the outstanding loan balance of such Loan, calculated by discounting the expected future cash flow (on a loan level basis) using current

38

market interest rates for mortgage loans with credit risks similar to those of the Loan (using the same discounting methodology as that used as part of the fair value disclosure in the Issuer’s audited financial statements), or using publicly posted mortgage rates

Pricing Supplement The pricing supplement, or in the case of U.S. Registered Covered Bonds, the prospectus supplement, issued in relation to each Series or Tranche, as the case may be, of Covered Bonds, as a supplement to the relevant Prospectus under which such Covered Bonds are being issued, which gives details of that Series or Tranche, and applicable Pricing Supplement means the Pricing Supplement applicable to a Series or Tranche of Covered Bonds, and unless the context requires otherwise, any reference to the applicable Pricing Supplement includes reference to the related Final Terms Document or applicable Final Terms Document, respectively

Principal Amount Outstanding In accordance with Condition 4.5(g) of the Terms and Conditions, in respect of a Covered Bond on any day, the principal amount of that Covered Bond on the relevant Issue Date thereof less principal amounts received by the relevant Covered Bondholder in respect thereof on or prior to that day

Principal Ledger The ledger on the GDA Account of such name maintained by the Cash Manager pursuant to the Cash Management Agreement (or, if applicable, the ledger of such name maintained by the Standby Account Bank pursuant to the Standby Bank Account Agreement) to record the credits and debits of Principal Receipts in accordance with the terms of the Guarantor Agreement

Principal Paying Agent The Bank of Nova Scotia, London Branch as appointed pursuant to the Agency Agreement as the principal paying agent together with any successor appointed from time to time thereunder

Principal Receipts Any payment received in respect of principal in respect of any Loan (including payments pursuant to any insurance policies), whether as all or part of a Monthly Payment in respect of such Loan, on redemption (including partial redemption) of such Loan, on enforcement of such Loan (including the proceeds of sale of the relevant Mortgaged Property) or on the disposal of such Loan or otherwise (without double counting but including principal received or treated as received after completion of the enforcement procedures)

Priorities of Payments The orders of priority for the allocation and distribution of amounts standing to the credit of the Guarantor in different circumstances being the Pre-Acceleration Revenue Priority of Payments, the Pre-Acceleration Principal Priority of Payments and the Guarantee Priority of Payments (see Article 6 of the Guarantor Agreement) and the Post-Enforcement Priority of Payments (see Section 4.07 of the Security Agreement) and Priority of Payment means any one of the foregoing

Product Switch In respect of a Loan, a variation in the financial terms and conditions applicable to the relevant Borrower’s Loan other than:

(a)	any variation agreed with a Borrower to control or manage arrears on the Loan;
(b)	any variation imposed by statute; or

39
(c)	any change in the repayment method of the Loan

Program The U.S.$15,000,000,000 global registered covered bond program established by the Issuer on the Program Date which may be increased by the Issuer and the Guarantor in accordance with the terms of the Program Agreement and applicable regulatory requirements

Program Agreement The Dealership Agreement and the Underwriting Agreement, and such other agreement or agreements, as the case may be, to the extent then in force, under which the Covered Bonds may from time to time be agreed to be sold by the Issuer to, and purchased by, the Dealers

Program Date July 19, 2013

Program Limit The meaning given in the Trust Deed

Program Resolution Any Extraordinary Resolution to direct the Bond Trustee to accelerate the Covered Bonds or take any enforcement action pursuant to Condition 9 (Events of Default, Acceleration and Enforcement) of the Terms and Conditions

Program Website The meaning given in Section 9.4(a) (Information Covenants) of the Cash Management Agreement

Prohibited Insurer CMHC, Canada Guaranty Mortgage Insurance Company, the Genworth Financial Mortgage Insurance Company of Canada, the PMI Mortgage Insurance Company Canada, any other private mortgage insurer recognized by CMHC for purposes of the Covered Bond Legislative Framework or otherwise identified in the Protection of Residential Mortgage or Hypothecary Insurance Act (Canada), or any successor to any of them

Prospectus The base prospectus dated July 19, 2013 relating to the issuance of Covered Bonds by the Bank of Nova Scotia, the U.S. Prospectus and/or the UK Prospectus, as the context may require proxy The meaning given in Schedule 5 (Provisions for Meetings of Covered Bondholders) to the Trust Deed

PSM The London Stock Exchange’s Professional Securities Market

Purchase Price Consideration to be paid by the Guarantor to:

(a)	each relevant Seller in consideration of the Seller’s sale of its portion of the Initial Portfolio to the Guarantor pursuant to Section 2.1 (Sale of Initial Portfolio) of the Mortgage Sale Agreement; and
(b)	each relevant Seller in consideration of that Seller’s sale of Additional Loans to the Guarantor pursuant to Section 4.4 (Consideration for Additional Loans) of the Mortgage Sale Agreement,

40

the aggregate of which, in each case, shall be equal to the aggregate of the Fair Market Value of each of the Loans and their Related Security sold, transferred, assigned and conveyed on the related Transfer Date

Purchased Assets The meaning given (a) to the term “Purchased Assets” in a Seller Assignment with respect to all Loans and their Related Security (other than Québec Loans and their Related Security) sold, transferred, assigned and conveyed by the Seller to the Guarantor pursuant to the Mortgage Sale Agreement, and (b) to the term “Québec Purchased Assets” in a Québec Seller Assignment with respect to the Québec Loans and their Related Security sold, transferred, assigned and conveyed by the Seller to the Guarantor pursuant to the Mortgage Sale Agreement

Purchaser Any third party or the Seller to whom the Servicer offers to sell Selected Loans pursuant to the Mortgage Sale Agreement and/or the Guarantor Agreement

Put Notice The meaning given in Condition 6.4 (Redemption at the option of the Covered Bondholders (“Investor Put”)) of the Terms and Conditions

QIB A “qualified institutional buyer” within the meaning of Rule 144A

Québec Additional Loans Additional Loans and their Related Security, in each case where the related Mortgaged Properties are situated in the Province of Québec

Québec Purchased Assets The meaning given in a Québec Seller Assignment

Québec Security Collectively, (a) the deed of hypothec to secure payment of titles of indebtedness entered into on the Program Date between the Guarantor and the Bond Trustee, as fondé de pouvoir, (b) the movable hypothec entered into on the Program Date between the Guarantor and the Bond Trustee, and (c) the collateral bond No. 01 in the amount of $15,000,000,000 issued as of the Program Date by the Guarantor in favour of the Bond Trustee and certified by the Bond Trustee, as fondé de pouvoir on the Program Date

Québec Seller Assignment An assignment in or substantially in the form of Schedule 7 (Form of Québec Seller Assignment) to the Mortgage Sale Agreement

Randomly Selected Loans Loans and, if applicable, their Related Security, in the Portfolio, selected in accordance with the terms of the Guarantor Agreement on a basis that (i) would not, or would not reasonably be expected to, adversely effect the interests of the Covered Bondholders, and (ii) is not designed to favour the selection of any identifiable class or type or quality of Loans and their Related Security over all the Loans and their Related Security in the Portfolio, except with respect to identifying such Loans and their Related Security as having been acquired by the Guarantor from a particular Seller, if applicable, provided that for such purpose, all STEP Loans made to the same STEP Borrower that are owned by the Guarantor shall be considered as a single Loan

Rate of Interest In respect of a Series of interest-bearing Covered Bonds, the rate of interest payable from time to time in respect of such Covered Bonds determined in accordance with the Terms and Conditions and the applicable Final Terms Document

41

Rating Agencies Fitch, Moody’s and DBRS each, a “Rating Agency”, in each case for so long as it is rating Covered Bonds, and any other internationally recognised rating agency that may rate the Covered Bonds from time to time

Rating Agency Condition With respect to any event or matter, (i) an indication in writing by each of the applicable Rating Agencies (other than Fitch) that the then current ratings of the Existing Covered Bonds will not be downgraded or withdrawn as a result of the relevant event or matter, and (ii) no less than 5 Toronto Business Days’ prior written notice of such event matter having been given to Fitch (for so long as Fitch is a Rating Agency)

Ratings Trigger The Account Bank Required Ratings, the Cash Management Deposit Ratings, the Cash Manager Required Ratings, Paying Agent Required Ratings, the Pre-Maturity Required Ratings, the Reserve Fund Required Amount Ratings, the Servicer Replacement Ratings, the Servicer Deposit Threshold Ratings, the Standby Account Bank Required Ratings and the Swap Agreement Ratings

Recalculation Procedures The meaning given in Section 2.8(a) of the Cover Pool Monitor Agreement

Receipt Ratio The meaning given to it in the Interest Rate Swap Agreement in respect of any relevant Interest Rate Swap confirmation

Receiver Any Person or Persons appointed (and any additional Person or Persons appointed or substituted) as an administrator, liquidator, receiver, manager, or receiver and manager of the Charged Property by the Bond Trustee pursuant to Section 8.3 (Application to Court) of the Security Agreement or under applicable Law following service of a Guarantor Acceleration Notice on the Guarantor

Recipient The meaning given in Section 2.1(b) (Appointment and Annual Cover Pool Monitor Report) of the Cover Pool Monitor Agreement

Record Date The meaning given in Condition 5.4 (Payments in respect of Registered Covered Bonds) of the Terms and Conditions

records The meaning given in Section 1.2 (Interpretation) of the Agency Agreement

Records With respect to each Loan, all documents and information (other than the Customer File), including computer programs, tapes, discs, punch cards, data processing software and related property and rights, maintained by the Seller or the Servicer with respect to such Loan, the Related Security and the related Borrower

Redeemed Covered Bonds The meaning given in Condition 6.3 (Redemption at the option of the Issuer (“Issuer Call”)) of the Terms and Conditions

Redenomination Date The meaning given in Condition 5.9 (Definitions) of the Terms and Conditions

Reference Banks In the case of a determination of CDOR, four major Canadian Schedule I chartered banks; in the case of a determination of LIBOR, four major banks in the London

42

interbank market; and, in the case of a determination of EURIBOR, four major banks in the Euro-zone interbank market

Reference Price In respect of a Zero Coupon Covered Bond, the meaning given in the applicable Final Terms Document

Reference Rate In respect of Floating Rate Covered Bonds to which Screen Rate Determination applies, the meaning given in the applicable Final Terms Document

Register The meaning given in Section 11.2 of the Agency Agreement

Registered Covered Bond A Covered Bond in registered form

Registered Definitive Covered Bond A Rule 144A Definitive Covered Bond, a U.S. Registered Definitive Covered Bond and/or a Regulation S Definitive Covered Bond, as the context may require

Registered Global Covered Bond Global Covered Bonds in registered form, comprising Rule 144A Global Covered Bonds, U.S. Registered Global Covered Bonds and/or Regulation S Global Covered Bonds

Registered Title Event means the occurrence of the earliest of any of the following:

(a)	the Servicer Event of Default that has not been remedied within 30 days or such shorter period permitted by the Servicing Agreement;
(b)	an Issuer Event of Default (other than an actual or impending Insolvency Event with respect to the Issuer) that has not been remedied within 30 days or such shorter period permitted by Condition 7.01;
(c)	an Insolvency Event (without regard to the parenthetical language in clause (a) of such definition) with respect to the Seller;
(d)	the acceptance by an applicable purchaser of any offer by the Guarantor to sell Loans and their Related Security (only in respect of the Loans being sold and their Related Security) to any such purchaser other than the Seller, unless otherwise agreed by such purchaser and the Guarantor, with the consent of the Bond Trustee, which consent will not be unreasonably withheld;
(e)	the Seller and/or the Guarantor being required to Perfect legal title to the Mortgages by:
a)	law;
b)	by an order of a court of competent jurisdiction; or
c)	by any regulatory authority which has jurisdiction over the Seller or the Guarantor to effect such perfection; and

43
(f)	the date on which the Bank ceases to be assigned a long-term, unsecured, unsubordinated unguaranteed debt obligation rating by Moody’s of at least A3 or by Fitch of at least BBB- or by DBRS of at least BBB(low) or R-1 (middle)

Registrable Transfer means each transfer, assignment or conveyance in appropriate form that is required to assign the relevant Loan and its Related Security to the relevant purchaser or as the relevant purchaser directs, containing all necessary information (including mortgage registration number and a legal description of the related Mortgaged Property that complies with local law) and executed as necessary (including witnessed and under seal, if necessary) and accompanied by all required affidavits and certificates, for registration in the land registry or land titles office for the location where the real property subject thereto is situate or filing under the PPSA, as the case may be

Registrar The Bank of Nova Scotia, London Branch and The Bank of Nova Scotia, New York Agency, in each case as appointed pursuant to the Agency Agreement as a registrar together with any successor appointed from time to time thereunder

Regulation S Regulation S under the Securities Act

Regulation S Definitive Covered Bond The meaning given in Condition 2.7 (Definitions) of the Terms and Conditions

Regulation S Global Covered Bond The meaning given in Condition 2.7 (Definitions) of the Terms and Conditions

Related Retained Loans In relation to any STEP Loan owned by the Guarantor, all Other STEP Products and Additional STEP Loans that are not owned by the Guarantor, in either case that are secured by the same STEP Collateral Mortgages and other Related Security as such STEP Loan

Related Security With respect to any Loan, subject to sub-paragraphs (A) and (B) of this definition in respect of any STEP Loan, all of the Seller’s right, title and interest in:

(a)	all security interests, hypothecs or liens and property subject thereto from time to time purporting to secure payment of such Loan and all proceeds thereof or realised thereunder, including, without limitation:
(i)	the Mortgage and the security interest or hypothec granted to the Seller by the related Borrower in the related Mortgaged Property as security for or pursuant to such Loan, and all Records related thereto;
(ii)	all PPSA financing statements or other filings relating thereto;
(b)	the related Customer File;
(c)	all guaranties, indemnities, insurance (other than blanket insurance coverage maintained by the Seller) and other agreements or arrangements of whatever character from time to time supporting or documenting payment of such Loan, which are or should be included in the Customer Files, and all proceeds of the foregoing; and

44
(d)	the proceeds of any claims made under the blanket insurance coverage maintained by the Seller where such proceeds relate to a Loan sold to the Guarantor;

and in relation to a STEP Loan:

(A)	as to (a), (b), (c) and (d) above, all of the Seller’s right, title and interest therein, provided that upon the transfer and/or assignment of which (excluding any such property relating solely to such STEP Loan or any related STEP Loan owned by the Guarantor from time to time) to the Guarantor, the Guarantor will hold (i) an undivided interest in such property for the sole and absolute account and benefit of the Guarantor to the extent of the indebtedness owing under such Loan or any related STEP Loan owned by the Guarantor from time to time, and (ii) an undivided interest in such property as agent, nominee and bare trustee for the Seller and/or Other STEP Creditor to the extent of any amounts of indebtedness owing under any Additional STEP Loans and Other STEP Products outstanding under the STEP Plan from time to time and owned by the Seller or Other STEP Creditor, in each case, subject to the applicable priority arrangements described in Article 13 (STEP Plan and Intercreditor Arrangements) of the Mortgage Sale Agreement; and
(B)	notwithstanding (A) above, with respect to STEP Loans secured by a STEP Collateral Mortgage over Mortgaged Property situated in the Province of Quebec, as to (a) above, the Guarantor will become a beneficiary of the security interests, hypothecs or liens and property subject thereto from time to time purporting to secure payment of such STEP Loan and all proceeds thereof or realised thereunder, and will become, together with the Seller and any related Other STEP Creditor, a secured party as to any STEP Collateral Mortgage and other security interest or hypothec granted by the related STEP Borrower in the related Mortgaged Property as security for or pursuant to such STEP Loan and any Additional STEP Loan or Other STEP Product owned by the Seller or an Other STEP Creditor; provided, however, that at no time shall any Other STEP Creditor have a right to be registered on title with respect to the related Mortgaged Property

Release of Security A release of security in the form of Annex M to the CMHC Guide

Relevant Covered Bonds The meaning given in Schedule 1 (Form of Calculation Agency Agreement) to the Agency Agreement

Relevant Date The meaning given in Condition 7 (Taxation) of the Terms and Conditions

Relevant Period The meaning given in Condition 14 (Meetings of Covered Bondholders, Modification, Waiver and Substitution) of the Terms and Conditions

Relevant Screen Page In respect of Floating Rate Covered Bonds to which Screen Rate Determination applies, the meaning given in the Final Terms Document

45

Representations and Warranties Collectively, the Loan Representations and Warranties and the Corporate Representations and Warranties

representative The meaning given in Schedule 5 (Provisions for Meetings of Covered Bondholders) to the Trust Deed

Repurchase Amount With respect to a Loan at any time, the sum of the Outstanding Principal Balance of such Loan and all Arrears of Interest and Accrued Interest thereon

Repurchase Date The meaning given in Section 8.5 (Maturing Loans) of the Mortgage Sale Agreement

Requesting Party Any of the Guarantor, the Issuer and/or the Bond Trustee who delivers a written request for a confirmation of satisfaction of the Rating Agency Condition by a Rating Agency

Required True Loan Balance Amount The meaning given in Schedule 9 to the Guarantor Agreement

Required Redemption Amount The meaning given in Schedule 9 to the Guarantor Agreement

Reserve Fund The reserve fund that the Guarantor will be required to establish in the GDA Account which may be credited with part of an advance from the proceeds of the Intercompany Loan and with Cash Capital Contributions (in each case in the Guarantor’s discretion) and the proceeds of Available Revenue Receipts up to an amount equal to the Reserve Fund Required Amount

Reserve Fund Required Amount Nil, unless the ratings of the Issuer’s short-term, unsecured, unsubordinated and unguaranteed debt obligations (or issuer default rating, as applicable) by the Rating Agencies fall below any of the Reserve Fund Required Amount Ratings and then an amount equal to the Canadian Dollar Equivalent of three month’s interest due on each Series of Covered Bonds together with an amount equal to three-twelfths of the anticipated aggregate annual amount payable in respect of the items specified in paragraphs (a) to (c) and, if applicable, (d), of the Pre-Acceleration Revenue Priority of Payments

Reserve Fund Required Amount Ratings The threshold ratings of (i) P-1 (in respect of Moody's), (ii) R-1 (middle) and A(low) (in respect of DBRS; for greater certainty, the ratings from DBRS are only required to be at or above one of such ratings), and (iii) F1 or A (in respect of Fitch; provided that both such ratings from Fitch are required), as applicable, of the unsecured, unsubordinated and unguaranteed debt obligations (or in the case of Fitch, the issuer default rating) of the Issuer by the Rating Agencies

Reserve Ledger The ledger on the GDA Account of such name maintained by the Cash Manager pursuant to the Cash Management Agreement (or, if applicable, the ledger of such name maintained by the Standby Account Bank pursuant to the Standby Bank Account Agreement), to record the crediting of Available Revenue Receipts to the Reserve Fund and the debiting of such Reserve Fund in accordance with the terms of the Guarantor Agreement

46

Reset Date The meaning given in the ISDA Definitions

Responsible Persons The Issuer and the Guarantor

Retained Loan In relation to any STEP Loan owned by the Guarantor, an Other STEP Product or Additional STEP Loan that is not owned by the Guarantor, in either case that is secured by the same STEP Collateral Mortgage and other Related Security as such STEP Loan

Revenue Ledger The ledger on the GDA Account of such name maintained by the Cash Manager pursuant to the Cash Management Agreement (or, if applicable, the ledger of such name maintained by the Standby Account Bank pursuant to the Standby Bank Account Agreement), to record credits and debits of Revenue Receipts in accordance with the terms of the Guarantor Agreement

Revenue Receipts Any payment received in respect of any Loan, including payments pursuant to any insurance policies and any payment received from the Seller in respect of interest amounts on a Loan (otherwise than in respect of a Loan that has been repurchased by the Seller), whether as all or part of a Monthly Payment in respect of such Loan, on redemption (including partial redemption) of such Loan, on enforcement of such Loan (including the proceeds of sale of the relevant Mortgaged Property), or on the disposal of such Loan or otherwise, which in any such case is not a Principal Receipt in respect of such Loan

Rule 144A Definitive Covered Bond The meaning given in Condition 2.7 (Definitions) of the Terms and Conditions

Rule 144A Rule 144A under the Securities Act

Rule 144A Covered Bond The meaning given in Condition 2.7 (Definitions) of the Terms and Conditions

Rule 144A Global Covered Bond The meaning given in Condition 2.7 (Definitions) of the Terms and Conditions

Sample The meaning given in Section 2.2(b) (Certain Testing Services) of the Cover Pool Monitor Agreement

Sarbanes-Oxley Act The U.S. Sarbanes-Oxley Act of 2002

Scheduled Interest In relation to a Series of Covered Bonds, an amount equal to the amount in respect of interest which is or would have been due and payable under such Covered Bonds on each Interest Payment Date as specified in Condition 4 (Interest) of the Terms and Conditions (but excluding any additional amounts relating to premiums, default interest or interest upon interest (“Excluded Scheduled Interest Amounts”) payable by the Issuer following service of an Issuer Acceleration Notice, but including such amounts (whenever the same arose) following service of a Guarantor Acceleration Notice), as if such Covered Bonds had not become due and payable prior to their Final Maturity Date and (if the applicable Final Terms Document specified that an Extended Due for Payment Date is applicable to the relevant Covered Bonds) as if the maturity date of the Covered Bonds had

47

been the Extended Due for Payment Date (but taking into account any principal repaid in respect of such Covered Bonds or any Guaranteed Amounts paid in respect of such principal prior to the Extended Due for Payment Date) or, where applicable, after the Final Maturity Date, such other amount of interest as may be specified in the applicable Final Terms Document but not including any additional amounts the Issuer would be obliged to pay as a result of any gross-up in respect of any withholding or deduction made under the circumstances set out in Condition 7 (Taxation) of the Terms and Conditions

Scheduled Payment Date In relation to payments under the Covered Bond Guarantee in respect of a Series of Covered Bonds, each Interest Payment Date or the Final Maturity Date as if such Covered Bonds had not become due and payable prior to their Final Maturity Date

Scheduled Principal In relation to a Series of Covered Bonds, an amount equal to the amount in respect of principal which is or would have been due and payable under such Covered Bonds on each Interest Payment Date or the Final Maturity Date (as the case may be) as specified in Conditions 6.1 (Final Redemption) and 6.7 (Early Redemption Amounts) of the Terms and Conditions (but excluding any additional amounts relating to prepayments, early redemption, broken funding indemnities, penalties, premiums or default interest (“Excluded Scheduled Principal Amounts”) payable by the Issuer following service of an Issuer Acceleration Notice, but including such amounts (whenever the same arose) following service of a Guarantor Acceleration Notice), as if such Covered Bonds had not become due and payable prior to their Final Maturity Date and (if the Final Terms Document specified that an Extended Due for Payment Date is applicable to such relevant Covered Bonds) as if the maturity date of such Covered Bonds had been the Extended Due for Payment Date

Scotiabank Group The Bank and its Subsidiaries collectively

Screen Rate Determination If specified as applicable in the applicable Final Terms Document, the manner in which the Rate of Interest on Floating Rate Covered Bonds is to be determined in accordance with Condition 4.2(b)(ii) of the Terms and Conditions

SEC The U.S. Securities and Exchange Commission

Secured Creditors The Bond Trustee (in its own capacity and on behalf of the other Secured Creditors and on behalf of the Covered Bondholders), the Covered Bondholders, the Couponholders, the Intercompany Loan Provider, the Seller, the Servicer, the Account Bank, the GDA Provider, the Standby Account Bank, the Standby GDA Provider, the Cash Manager, the Swap Providers, the Agents, the Corporate Services Provider, any New Secured Creditor and any other person which becomes a Secured Creditor pursuant to the Security Agreement except, pursuant to the terms of the Guarantor Agreement, to the extent and for so long as such person is a Limited Partner

Secured Obligations The obligations and liabilities of the Guarantor under the Trust Deed, including the Covered Bond Guarantee and:

(a)	all debts, liabilities and obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by the Guarantor to the Secured Creditors, or any one or more of them, in any currency, under, in connection with or pursuant to the Trust Deed and any other Transaction Document to which the Guarantor is a

48

party, and whether incurred by the Guarantor alone or jointly with another or others and whether as principal, guarantor or surety; and

(b)	all expenses, costs and charges incurred by or on behalf of the Secured Creditors in connection with the Security Agreement, the Security or the Charged Property, including all legal fees, court costs, receiver’s or agent’s remuneration and other expenses of taking possession of, repairing, protecting, insuring, preparing for disposition, realising, collecting, selling, transferring, delivering or obtaining payment for the Charged Property, and of taking, defending or participating in any action or proceeding in connection with any of the foregoing matters or otherwise in connection with the Secured Creditors’ interest in any Charged Property, whether or not directly relating to the enforcement of the Security Agreement or any other Transaction Document

Securities Act The U.S. Securities Act of 1933, as amended

Security The mortgage, charge, hypothec, assignment and security interest granted by the Guarantor to the Bond Trustee over the Charged Property under and pursuant to the terms of the Security Agreement and the Québec Security

Security Agreement The amended and restated security agreement entered into on September 24, 2013 between the Guarantor, the Bond Trustee and certain other Secured Creditors

Security Interest Any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), privilege, easement, servitude and any other encumbrance of any nature or any other arrangement or condition that, in substance, secures payment or performance of an obligation

Security Sharing Agreement The meaning given in the CMHC Guide

Selected Investor Report The meaning given in Section 2.2(a) of the Cover Pool Monitor Agreement

Selected Loan Offer Notice A notice from the Guarantor served on the Seller offering to sell Selected Loans for an offer price equal to the amount specified in Schedule 9 of the Guarantor Agreement

Selected Loans Repurchase Notice A notice from the Seller served on the Guarantor accepting an offer set out in a Selected Loan Offer Notice

Selected Loans Loans and their Related Security in the Portfolio to be sold by the Guarantor, pursuant to the terms of the Guarantor Agreement or the Mortgage Sale Agreement, in accordance with Schedule 9 of the Guarantor Agreement

Selection Date The meaning given in Condition 6.3 (Redemption at the option of the Issuer (“Issuer Call”)) of the Terms and Conditions

Seller The Bank, and any New Seller

49

Seller Arranged Policy Any property insurance policy arranged by the Seller for the purposes of the Borrower insuring the Mortgaged Property for an amount equal to the full rebuilding cost of the Mortgaged Property

Seller Assignment An assignment in or substantially in the form of Schedule 6 (Form of Seller Assignment) to the Mortgage Sale Agreement

Seller’s Account Such account as the Seller may specify to the Guarantor from time to time

Series A Tranche of Covered Bonds together with any further Tranche or Tranches of Covered Bonds which are (i) expressed to be consolidated and form a single series, and (ii) identical in all respects (including as to listing and admission to trading) except for their respective Issue Dates, Interest Commencement Dates and/or Issue Prices

Series Reserved Matter The meaning given in Schedule 5 (Provisions for Meetings of Covered Bondholders) to the Trust Deed

Servicer The Seller in its capacity as Servicer under the Servicing Agreement and any New Servicer and/or any Successor Servicer

Servicer Deposit Threshold Ratings The threshold ratings of (i) P-1 (in respect of Moody’s), (ii) F1 or A (in respect of Fitch), and (iii) BBB(low) or R-1 (middle) (in respect of DBRS) as applicable, of the unsecured, unsubordinated and unguaranteed debt obligations (or, in the case of Fitch, the issuer default rating) of the Servicer by the Rating Agencies

Servicer Downgrade With respect to a Servicer that is an Affiliate of the Issuer, a downgrade in the long-term unsecured, unsubordinated and unguaranteed debt obligations, long-term issuer default rating or short-term issuer default rating of the Issuer or, with respect to any other Servicer, of such Servicer or its guarantor, in each case below the Servicer Replacement Ratings

Servicer Privacy Policies The meaning given in Section 15.1 (Data Protection) of the Servicing Agreement

Servicer Replacement Ratings The threshold ratings of (i) Baa2 (in respect of Moody’s), (ii) F2 (in respect of Fitch), and (iii) either BBB(low) or R-1 (middle) (in respect DBRS) as applicable, of the unsecured, unsubordinated and unguaranteed debt obligations (or, in the case of Fitch, the issuer default rating) of the Servicer by the Rating Agencies

Servicer Termination The meaning given in Section 18.1 (Servicer Termination Events) of the Servicing Agreement

Servicer Termination Event The meaning given in Section 18.1 (Servicer Termination Events) of the Servicing Agreement

Services The services to be provided by the Servicer pursuant to the Servicing Agreement

Servicing Agreement The servicing agreement made as of the Program Date as between the Servicer, the Seller, the Cash Manager, the Bond Trustee and the Guarantor

50

Servicing Records With respect to any Loan, an accounting or transcript that identifies the Seller’s loan number in respect of such Loan and, in chronological order:

(a)	the installment due dates for such Loan;
(b)	the amount and date of each collection, disbursement, advance, adjustment or other transaction affecting the amounts due from or to the related Borrower; and
(c)	the latest outstanding balances of principal, deposits, advances and unapplied payments of the Loan

Servicing Standard The meaning given in Section 3.2 (Standard of Care) of the Servicing Agreement

Shortfall The meaning given in Section 8.1 (Payments) of the Trust Deed

Source Materials The meaning given in Section 2.2(b) of the Cover Pool Monitor Agreement

Specified Currency Subject to any applicable legal or regulatory restrictions, euro, Sterling, U.S. Dollars, Canadian Dollars and such other currency or currencies as may be agreed from time to time by the Issuer, the relevant Dealer(s), the Principal Paying Agent and the Bond Trustee and specified in the applicable Final Terms Document

Specified Denomination The meaning given in the applicable Final Terms Document

Specified Period In respect of Floating Rate Covered Bonds the meaning (if any) given in the applicable Final Terms Document

Specified Procedures The meaning given in Section 2.1(b)(i) of the Cover Pool Monitor Agreement

Specified Time 11:00 a.m. (London time, in the case of determination of LIBOR, or Brussels time, in the case of a determination of EURIBOR)

STA The securities transfer legislation, as amended, supplemented or replaced from time to time, as in effect in each province and territory of Canada that has enacted such legislation

Stabilising Manager If specified as applicable in the applicable Final Terms Document, the stabilising manager for that Series of Covered Bonds, and any successor stabilising manager or Person acting on behalf of the stabilising manager

Standardised Approach Annex VI (Standardised Approach) to the Capital Requirements Directive (or, after any amendment, variation, enactment or implementation of such Directive, the corresponding Annex)

Standby Account Bank Canadian Imperial Bank of Commerce, acting through its offices at 11th Floor, 161 Bay Street, Toronto, Ontario, M5J 2S8, in its capacity as standby account bank under the Standby Bank Account Agreement, together with any successor standby account bank

51

Standby Account Bank Notice The meaning given to it in the Standby Bank Account Agreement

Standby Account Bank Required Ratings The meaning given to it in the Standby Bank Account Agreement

Standby Bank Account Agreement The standby bank account agreement entered into on the Program Date between the Guarantor, the Standby Account Bank, the Cash Manager and the Bond Trustee

Standby GDA Account The account in the name of the Guarantor held with the Standby Account Bank and maintained subject to the terms of the Standby Guaranteed Deposit Account Contract, the Standby Bank Account Agreement and the Security Agreement or such additional or replacement account as may be in place from time to time

Standby GDA Account Mandate The meaning given to it in the Standby Bank Account Agreement

Standby GDA Provider Canadian Imperial Bank of Commerce, acting through its offices at 11th Floor, 161 Bay Street, Toronto, Ontario, M5J 2S8, in its capacity as standby GDA provider under the Standby Guaranteed Deposit Account Contract, together with any successor standby GDA provider

Standby Guaranteed Deposit Account Contract The standby guaranteed deposit account contract dated as of the Program Date between the Standby GDA Provider, the Guarantor, the Cash Manager and the Bond Trustee

Standby Transaction Account The account in the name of the Guarantor held with the Standby Account Bank and maintained subject to the terms of the Standby Bank Account Agreement and the Security Agreement or such additional or replacement account as may be in place from time to time

Standby Transaction Account Mandate The meaning given to it in the Standby Bank Account Agreement

STEP Account A separate and distinct loan or other credit product that is made available by the Seller to a STEP Borrower under the STEP Plan, being a “Mortgage Loan”, “Scotia Plan Loan”, “ScotiaLine line of credit”, “ScotiaLine Visa”, and “Overdraft Protection”, as such credit products are presently described in the documentation for STEP Plans at the date hereof and such credit products as they may be differently described under the documentation for STEP Plans after the date hereof, but have the same priorities and otherwise substantially the same attributes as those previously described in this definition

STEP Borrower A Borrower under a STEP Loan

STEP Collateral Mortgage The Mortgage that secures indebtedness owing in respect of outstanding STEP Accounts extended by the Seller to the same STEP Borrower

STEP Enforcement Costs The out-of-pocket costs, fees, expenses, losses, liabilities, judgments and/or causes of action of any kind suffered, incurred or paid by or on behalf of

52

the Guarantor (including the Servicer on the Guarantor’s behalf) in regard to the collection of indebtedness and enforcement of other obligations of a STEP Borrower under the related STEP Loans, including realisation upon the related STEP Collateral Mortgage and all of the other Related Security, except (i) those costs and expenses resulting from the gross negligence or wilful misconduct of the Guarantor or any such Servicer, and (ii) the day-to-day customary and usual, ordinary overhead costs of servicing and administering such STEP Loans

STEP Loan Each Loan that is a STEP Account and described in the documentation for STEP Plans at the date hereof as a “Mortgage Loan” (including a STEP Account under a successor description from time to time where the STEP Account under such successor description has the same priority and in all other respects has substantially the same attributes as a “Mortgage Loan” possesses under the documentation presently used in STEP Plans at the date hereof), which is made by the Seller to a STEP Borrower and is subject to the STEP Plan from time to time, and includes the First STEP Loan and each Additional STEP Loan advanced to such Borrower

STEP LOC A home equity line of credit extended to a STEP Borrower under the STEP Plan, being those STEP Accounts described in the documentation for STEP Plans at the date hereof as a “ScotiaLine” and includes a STEP Account under a successor description from time to time where the STEP Account under such successor description has the same priority and in all other respects has substantially the same attributes as a “ScotiaLine” possesses under the documentation presently used in STEP Plans at the date hereof. STEP LOCS are not to be included in the Portfolio until approved by the Rating Agencies as a New Loan Type

STEP Plan With respect to any Borrower, the umbrella agreement with the Seller for the provision of multiple secured loans or other credit products, which is currently marketed as the Scotia Total Equity Plan

Stock Exchange The London Stock Exchange or any other or further stock exchange(s) on which any Covered Bonds may from time to time be listed or admitted to trading sub-proxy The meaning given in Schedule 5 (Provisions for Meetings of Covered Bondholders) to the Trust Deed

Subsidiary Any company which is for the time being a subsidiary (within the meaning of Section 2 of the Bank Act)

Substitute The meaning given in Schedule 1 (Form of Security Power of Attorney) to the Security Agreement

Substitute Cash Manager The meaning given in Section 9.1(b)(ii) of the Cash Management Agreement

Substitute Asset Details The following information, in electronic format, with respect to the related Substitute Asset:

(a)	asset type;

53
(b)	coupon;
(c)	interest payment dates;
(d)	maturity date;
(e)	principal amount; and
(f)	CUSIP/ISIN, if applicable

Substitute Assets The classes and types of assets from time to time eligible under the Covered Bond Legislative Framework and the CMHC Guide to collateralise covered bonds which include the following: (a) securities issued by the Government of Canada, and (b) repos of Government of Canada securities having terms acceptable to CMHC, provided that the total exposure to Substitute Assets shall not exceed 10 per cent of the aggregate value of (x) the aggregate loan balance of the Loans in the Portfolio; (y) the face value of any Substitute Assets; and (z) cash balances held by the Guarantor (subject to the Prescribed Cash Limitation);

in each case, provided that:

(a)	such exposures will have certain minimum long-term and short-term ratings from the Rating Agencies, as specified by such Rating Agencies from time to time;
(b)	the maximum aggregate total exposures in general to classes of assets with certain ratings by the Ratings Agencies will, if specified by the Rating Agencies, be limited to the maximum percentages specified by such Rating Agencies; and
(c)	in respect of investments of Available Revenue Receipts in such classes and types of assets, the Interest Rate Swap Provider has given its consent to investments in such classes and types of assets;

Sub-unit In accordance with Condition 4.5(j) of the Terms and Conditions, with respect to any currency other than euro, the lowest amount of such currency that is available as legal tender in the country of such currency and, with respect to euro, € 0.01

Successor Servicer A successor servicer to the Servicer in respect of Loans and their Related Security in the Portfolio other than a member of the Scotiabank Group

Superintendent The Superintendent of Financial Institutions appointed pursuant to the Office of the Superintendent of Financial Institutions Act (Canada)

Swap Agreement Ratings The “Minimum Ratings” and “Subsequent Ratings” by the Rating Agencies, as applicable, as such terms are defined in the Covered Bond Swap Agreement and the Interest Rate Swap Agreement

Swap Agreements The Covered Bond Swap Agreement together with the Interest Rate Swap Agreement, and each a Swap Agreement

54

Swap Collateral At any time, any asset (including cash and/or securities) that is paid or transferred by a Swap Provider to the Guarantor as collateral in respect of the performance by such Swap Provider of its obligations under the relevant Swap Agreement together with any income or distributions received in respect of such asset and any equivalent of such asset into which such asset is transformed

Swap Collateral Available Amounts At any time, the amount of Swap Collateral which under the terms of the relevant Swap Agreement may be applied at that time in satisfaction of the relevant Swap Provider's obligations to the Guarantor to the extent that such obligations relate to payments to be made in connection with the Pre-Acceleration Revenue Priority of Payments, the Pre-Acceleration Principal Priority of Payments or the Guarantee Priority of Payments

Swap Collateral Excluded Amounts At any time, the amount of Swap Collateral that may not be applied under the terms of the relevant Swap Agreement at that time in satisfaction of the relevant Swap Provider’s obligations to the Guarantor, including Swap Collateral that is to be returned to the relevant Swap Provider upon termination of the relevant Swap Agreement

Swap Provider Default The occurrence of an Event of Default or Termination Event (each as defined in each of the Swap Agreements) where the relevant Swap Provider is the Defaulting Party or the sole Affected Party (each as defined in relevant Swap Agreement), as applicable, other than a Swap Provider Downgrade Event

Swap Provider Downgrade Event The occurrence of an Additional Termination Event (as defined in the relevant Swap Agreement) following a failure by a Swap Provider to comply with the requirements of the ratings downgrade provisions set out in the relevant Swap Agreement

Swap Providers The Covered Bond Swap Provider and the Interest Rate Swap Provider, and each a “Swap Provider”

Talonholders The several persons who are for the time being holders of the Talons

Talons Talons for further Coupons in respect of interest-bearing Bearer Definitive Covered Bonds

TARGET System In accordance with Condition 4.5(a)(ii) of the Terms and Conditions, the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET2) System

Tax Act The Income Tax Act (Canada)

Tax Credit The meaning given in the relevant Swap Agreement

Taxes All present and future taxes, levies, imposts, duties (other than stamp duty), fees, deductions, withholdings or charges of any nature whatsoever and wheresoever imposed, including income tax, corporation tax, goods and services tax or other tax in respect of added value and any franchise, transfer, sales, gross receipts, use, business, occupation, excise, personal property, real property or other tax imposed by any national, local or supranational

55

taxing or fiscal authority or agency together with any penalties, fines or interest thereon and “Tax” and “Taxation” will be construed accordingly

TEFRA The U.S. Tax Equity and Fiscal Responsibility Act of 1982

Temporary Global Covered Bonds A temporary global covered bond substantially in the form set out in Part 1 of Schedule 2 (Forms of Global and Definitive Covered Bonds, Coupons and Talons) to the Trust Deed with such modifications (if any) as may be agreed between the Issuer, the Principal Paying Agent, the Bond Trustee and the relevant Dealer(s) or Lead Manager (in the case of syndicated issues), together with the copy of the applicable Final Terms Document annexed thereto, comprising some or all of the Covered Bonds of the same Series, issued by the Issuer pursuant to the Program Agreement or any other agreement between the Issuer and the relevant Dealer(s) relating to the Program, the Agency Agreement and the Trust Deed

Terms and Conditions or Conditions The terms and conditions of the Covered Bonds, as set out in Schedule 1 (Terms and Conditions of the Covered Bonds) to the Trust Deed

Third Party Amounts Each of:

(a)	payments of insurance premiums, if any, due to an insurer in respect of the Seller Arranged Policy to the extent not paid or payable by the Seller;
(b)	amounts under an unpaid direct debit which are repaid by the Seller to the bank making such payment if such bank is unable to recoup that amount itself from its customer’s account; and
(c)	any amount received from a Borrower for the express purpose of payment being made to a third party for the provision of a service (including giving insurance cover) to any of that Borrower or the Seller or the Guarantor, which amounts will be paid on receipt by the Guarantor to the Seller from funds on deposit in the GDA Account, with the Seller paying such amounts to the relevant third party

Toronto Business Day A day (other than a Saturday or Sunday) on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in Toronto

Total Credit Commitment The combined aggregate amount available to be drawn by the Guarantor under the terms of the Intercompany Loan Agreement, subject to increase and decrease in accordance with the terms of the Intercompany Loan Agreement, which amount is initially $16,500,000,000.

Trading Value The value determined with reference to one of the methods set forth in (a) through (f) below which can reasonably be considered the most accurate indicator of institutional market value in the circumstances:

(a)	the last selling price;
(b)	the average of the high and low selling price on the calculation date;

56
(c)	the average selling price over a given period of days (not exceeding 30) preceding the calculation date;
(d)	the close of day bid price on the calculation date (in the case of an asset);
(e)	the close of day ask price on the calculation date (in the case of a liability);
(f)	such other value as may be indicated by at least two actionable quotes obtained from appropriate market participants instructed to have regard for the nature of the asset or liability, its liquidity and the current interest rate environment plus accrued return where applicable (with currency translations undertaken using or at the average close of day foreign exchange rates posted on the Bank of Canada website for the month in relation to which the calculation is made), provided that, in each case, the methodology selected, the reasons therefor and the determination of value pursuant to such selected methodology shall be duly documented

Tranche An issue of Covered Bonds which are identical in all respects (including as to listing and admission to trading)

Transaction Account The account in the name of the Guarantor held with the Account Bank and maintained subject to the terms of the Bank Account Agreement and the Security Agreement or such additional or replacement account as may for the time being be in place with the prior consent of the Bond Trustee and designated as such

Transaction Account Mandate The bank account mandate between the Guarantor and the Account Bank relating to the operation of the Transaction Account

Transaction Documents The following documents:

(a)	the Trust Deed (which includes the Covered Bond Guarantee and true form of the Global Covered Bonds, the Definitive Covered Bonds, the Coupons and the Talons);
(b)	the Security Agreement (and any documents entered into pursuant to the Security Agreement);
(c)	the Mortgage Sale Agreement (and, if applicable, any New Mortgage Sale Agreement entered into from time to time);
(d)	the Servicing Agreement;
(e)	the Guarantor Agreement;
(f)	the Intercompany Loan Agreement;
(g)	the Interest Rate Swap Agreement;
(h)	the Covered Bond Swap Agreement;
(i)	the Cover Pool Monitor Agreement;

57
(j)	the Cash Management Agreement;
(k)	the Guaranteed Deposit Account Contract;
(l)	the Standby Guaranteed Deposit Account Contract;
(m)	the Bank Account Agreement;
(n)	the Standby Bank Account Agreement;
(o)	the Agency Agreement;
(p)	the Program Agreements;
(q)	each Final Terms Document for Covered Bonds which are listed on the Official List and admitted to trading on the Market, the PSM or offered to the public in the European Economic Area;
(r)	a copy of each subscription agreement for Covered Bonds issued on a syndicated basis which are listed on the Official List and admitted to trading on the Market, the PSM or offered to the public in the European Economic Area;
(s)	any Security Sharing Agreement entered into by the Guarantor; and
(t)	the Master Definitions and Construction Agreement

Transfer In reference to any interest in the Partnership, (i) any transfer of such interest, directly or indirectly, by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment, (ii) any sale, assignment, gift, donation, redemption, conversion or other disposition of such interest, directly or indirectly, pursuant to an agreement, arrangement, instrument or understanding by which legal title to or beneficial ownership of such securities passes from one Person to another Person or to the same Person in a different legal capacity, whether or not for value, and (iii) the granting, directly or indirectly, of any mortgage, charge, pledge, encumbrance or grant of security interest, and in each case any agreement to effect any of the foregoing; and the words Transferred, Transferring and similar words have corresponding meanings

Transfer Agent The Bank of Nova Scotia, London Branch, and The Bank of Nova Scotia, New York Agency, each as appointed pursuant to the Agency Agreement as a transfer agent together with any successor appointed from time to time thereunder

Transfer Certificate A transfer certificate in or substantially in the form of Schedule 4 (Form of Certificate for Exchange or Transfer of Global covered bonds or Beneficial Interest in Global covered bonds) to the Agency Agreement

Transfer Date Each of the First Transfer Date and each other date on which a Loan and its Related Security is sold by the Seller to the Guarantor in accordance with the terms of the Mortgage Sale Agreement

Treaty The meaning given in Condition 5.9 (Definitions) of the Terms and Conditions

58

True Loan Balance The meaning given in Schedule 3 (Amortization Test) to the Guarantor Agreement

Trust Corporation A trust company incorporated under the laws of Canada

Trust Deed The trust deed dated as of the Program Date between the Issuer, the Guarantor and the Bond Trustee

Trust Indenture Act The U.S. Trust Indenture Act of 1939, as amended

UK Listing Authority The FSA in its capacity as competent authority under the FSMA

UK Prospectus The prospectus relating to the Covered Bonds (except those offered in the United States pursuant to the U.S. Registration Statement) dated on or about the date of the Dealership Agreement and prepared in connection with the Program and constituting (in the case of the Covered Bonds to be listed on a Stock Exchange), to the extent specified in it, a base prospectus for the purposes of Article 5.4 of the Directive 2003/71/EC (as amended), as revised, supplemented or amended from time to time

United States persons or U.S. person The meaning given in Schedule 2 (Forms of Global and Definitive Covered Bonds, Coupons and Talons) to the Trust Deed

Underwriting Agreement An underwriting agreement for the sale of Covered Bonds in the United States pursuant to the U.S. Registration Statement to be entered into on or after the Program Date between dealers named therein, the Issuer and the Guarantor

U.S. Prospectus The prospectus included in the U.S. Registration Statement as revised, supplemented or amended from time to time by the Issuer and the Guarantor, including any documents which are from time to time incorporated into the U.S. Prospectus by reference, except that in relation to each Series or Tranche of Covered Bonds only, the applicable Final Terms Document shall be deemed to be included in the U.S. Prospectus

U.S. Registered Covered Bond A Covered Bond issued under the U.S. Registration Statement

U.S. Registered Definitive Covered Bond A Definitive Covered Bond in registered form issued under the U.S Registration Statement

U.S. Registered Global Covered Bond A Registered Global Covered Bond issued under the U.S Registration Statement

U.S. Registration Statement A registration statement on Form F-3 (File No. 333-188984) in respect of certain issuances of Covered Bonds to be registered with the SEC, as revised, supplemented or amended from time to time

Utilisation Date The Guarantor Payment Date on which a Subordinated Advance is made

Valuation Calculation The meaning given to it in Schedule 10 of the Guarantor Agreement

Valuation Report The valuation report or reports for mortgage purposes, obtained by the Seller in respect of each Mortgaged Property or a valuation report in respect of a valuation of

59

a Mortgaged Property made using a methodology that would be acceptable to reasonable and prudent institutional mortgage lenders in the Seller’s market and that has been approved by the relevant officers of the Seller

Voluntary Overcollateralization The meaning given to it in Section 7.5 of the Guarantor Agreement voting certificate The meaning given in Schedule 5 (Provisions for Meetings of Covered Bondholders) to the Trust Deed

Zero Coupon Covered Bonds Covered Bonds which will be offered and sold at a discount to their nominal amount and which will not bear interest

2.	INTERPRETATION AND CONSTRUCTION

Any reference in this Master Definitions and Construction Agreement, or in any Transaction Document or any document to which this Master Definitions and Construction Agreement is expressed to be incorporated or as to which this Master Definitions and Construction Agreement is expressed to apply (unless expressly stated otherwise in such Transaction Document or other document), to:

the “assets” of any Person will be construed as a reference to the whole or any part of its business, undertakings, property, intellectual property, shares, securities, debts, accounts, revenues (including any right to receive revenues), goodwill, shareholdings and uncalled capital including premium whether now or hereafter acquired and any other assets whatsoever;

an “authorisation” includes an authorisation, consent, approval, resolution, licence, exemption, filing or registration;

“disposal” will be construed as any sale, lease, transfer, conveyance, assignment, assignation, licence, sub licence or other disposal and “dispose” will be construed accordingly;

a “guarantee” means any guarantee, bond, indemnity, letter of credit, third party security or other legally binding assurance against financial loss granted by one Person in respect of any indebtedness of another Person, or any agreement to assume any indebtedness of any other Person or to supply funds or to invest in any manner whatsoever in such other Person by reason of, or otherwise in relation to, indebtedness of such other Person;

“indebtedness” will be construed so as to include any obligation (whether incurred as principal or as surety or guarantor) for the payment or repayment of money, whether present or future, actual or contingent;

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it will end on the next Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it will end on the preceding business day provided that, if a period starts on the last business day in a calendar month or if there is no numerically

60

corresponding day in the month in which that period ends, that period will end on the last business day in that later month (and references to “months” will be construed accordingly);

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter governmental or supranational body, agency, department or regulatory, self regulatory or other authority or organisation;

a “wholly owned subsidiary” of a company or corporation will be construed as a reference to any company or corporation which has no other members except that other company or corporation and that other company’s or corporation’s wholly owned subsidiaries or Persons acting on behalf of that other company or corporation or its wholly owned subsidiaries; and

the “winding up”, “dissolution” or “administration” of a company or corporation will be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding up, bankruptcy, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

In this Master Definitions and Construction Agreement and in any of the Transaction Documents in which this Master Definitions and Construction Agreement is expressed to be incorporated or to which this Master Definitions and Construction Agreement is expressed to apply:

(a)	words denoting the singular number only will include the plural number also and vice versa;
(b)	words denoting one gender only will include the other gender;
(c)	references to any statutory provision will be deemed also to refer to any statutory modification or re enactment thereof or any statutory instrument, order or regulation made thereunder or under any such re enactment;
(d)	references to any agreement or other document (including any of the Transaction Documents) will be deemed also to refer to such agreement or document as amended, varied, supplemented or novated from time to time;
(e)	references to the Security Agreement will include all documents entered into pursuant thereto;
(f)	article, section, paragraph and schedule headings are for ease of reference only;
(g)	reference to a statute will be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re enacted to the extent such amendment or re enactment is substantially to the same effect as such statute on the date hereof;
(h)	reference to a time of day will be construed as a reference to Toronto time, unless expressly specified otherwise;

61
(i)	references to any Person will include references to his successors, transferees and assigns and any Person deriving title under or through him;
(j)	the words “including” and “includes” mean “including (or includes) without limitation”;
(k)	the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”;
(l)	the withdrawal of a rating by a Rating Agency of the ratings of any Person shall constitute a “downgrade” of the ratings of such Person for purposes of determining whether the ratings of such Person have been downgraded below a specified level; and
(m)	in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
3.	AMENDMENTS

Subject to Section 20.7 (Modification, Waiver or Authorisation to Transaction Documents) of the Security Agreement, any amendments to this Master Definitions and Construction Agreement will be made only with the prior written consent of each party to this Master Definitions and Construction Agreement. Each proposed amendment or waiver of this Agreement that is considered by the Guarantor to be a material amendment or waiver shall be subject to satisfaction of the Rating Agency Condition. For certainty, any amendment to (a) a Ratings Trigger provided for in this Agreement that lowers the ratings specified therein, or (b) the consequences of breaching a Ratings Trigger provided for in this Agreement that makes such consequences less onerous, shall be deemed to be a material amendment. The Guarantor (or the Cash Manager on its behalf) shall deliver notice to the Rating Agencies of any amendment or waiver which does not require satisfaction of the Rating Agency Condition provided that failure to deliver such notice shall not constitute a breach of the obligations of the Guarantor under this Agreement. Notwithstanding the foregoing, any amendment to the definition of “Latest Valuation” contained herein or any related amendment for purposes of addressing changes to the CMHC Guide referenced in the proviso to such definition shall not require the consent of any party nor shall it require satisfaction of the Rating Agency Condition.

4.	RATING AGENCY CONDITION

(a) Notwithstanding anything to the contrary in the Trust Deed or any of the other Transaction Documents, if:

(i)	confirmation of the satisfaction of the Rating Agency Condition is a condition to any action or step under any Transaction Document; or
(ii)	a written request for such confirmation is delivered to that Rating Agency by any Requesting Party and either one or more of the Rating Agencies indicates that it does not consider satisfaction of the Rating Agency Condition necessary in the circumstances or no such confirmation or other response is received by one or more

62

of the Rating Agencies within 30 days of the date of receipt of such request by such Rating Agency (each, a Non-Responsive Rating Agency),

the Requesting Party shall be entitled to disregard the requirement for satisfaction of the Rating Agency Condition with respect to each Non-Responsive Rating Agency and proceed on the basis of confirmation of the satisfaction of the Rating Agency Condition by each other Rating Agency on the basis that such confirmation by the Non-Responsive Rating Agency is not required in the particular circumstances of the request.

The failure by a Rating Agency to respond to a written request for a confirmation of satisfaction of the Rating Agency Condition shall not be interpreted to mean that such Rating Agency has given any deemed confirmation of satisfaction thereof or other response in respect of such action or step.

(b) Notwithstanding anything to the contrary in the Trust Deed or any of the other Transaction Documents, if at any time the Issuer determines that any one of DBRS, Moody’s or Fitch shall not be a Rating Agency, then, so long as (i) the Program is in compliance with the terms of the CMHC Guide, and (ii) each outstanding series of Covered Bonds is rated by at least two Rating Agencies, the Ratings Triggers for such rating agency will not be applicable to the Program without any action or formality, including for greater certainty satisfaction of the Rating Agency Condition with respect to any Rating Agency or consent or approval of the Bond Trustee or the holders of the Covered Bonds. Any amendments to this Master Definitions and Construction Agreement to reflect the foregoing shall be deemed not to be a material amendment and may be made without the requirement for satisfaction of the Rating Agency Condition with respect to any Rating Agency or consent or approval of the Bond Trustee or the holders of the Covered Bonds.

5.	GOVERNING LAW

This Master Definitions and Construction Agreement will be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

6.	SUBMISSION TO JURISDICTION

Each party to this Master Definitions and Construction Agreement hereby irrevocably submits to the exclusive jurisdiction of the courts of the Province of Ontario in any action or proceeding arising out of or relating to this Master Definitions and Construction Agreement.

7.	liability of Limited partners

Scotiabank Covered Bond Guarantor Limited Partnership is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is, except as expressly required by law, only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital.

8.	Amendment and Restatement

This Master Definitions and Construction Agreement amends and restates in full and supersedes the Original Master Definitions and Construction Agreement.

63

[The remainder of this page left intentionally blank]

IN WITNESS WHEREOF the parties hereto have executed this Master Definitions and Construction Agreement on the day and year first before written.

THE BANK OF NOVA SCOTIA, in its capacity as the Issuer, the Seller, the Servicer, the Cash Manager, the Account Bank, the GDA Provider, the Intercompany Loan Provider, the Interest Rate Swap Provider and the Covered Bond Swap Provider

By:	/s/ Ian Berry
Name: Ian Berry Title: Managing Director and Head, Funding and Liquidity Management

THE BANK OF NOVA SCOTIA, LONDON BRANCH, in its capacity as Principal Paying Agent, a Registrar and a Transfer Agent

By:	/s/ Jane Anne Negi
Name: Jane Anne Negi Title: Managing Director & Head of Legal Europe

SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP by its managing general partner SCOTIABANK COVERED BOND GP INC.

By:	/s/ Jake Lawrence
Name: Jake Lawrence Title: President and Secretary

SCOTIABANK COVERED BOND GP INC., in its capacity as Managing GP

By:	/s/ Jake Lawrence
Name: Jake Lawrence Title: President and Secretary

8429057 CANADA INC., in its capacity as Liquidation GP

By:	/s/ Charles Eric Gauthier
Name: Charles Eric Gauthier Title: Vice-President
By:
Name: Title:

COMPUTERSHARE TRUST COMPANY OF CANADA, in its capacity as Bond Trustee

By:	/s/ Sean Piggot
Name: Sean Piggot Title: Corporate Trust Officer

By:	/s/ Stanley Kwan
Name: Stanley Kwan Title: Associate Trust Officer

KPMG LLP, in its capacity as Cover Pool Monitor

By:	/s/ Heather Kaine
Name: Heather Kaine Title: Partner, KPMG LLP

THE BANK OF NOVA SCOTIA, NEW YORK AGENCY, in its capacity as a Paying Agent, a Registrar, a Transfer Agent and Exchange Agent

By:	/s/ William R. Ebbels
Name: William R. Ebbels Title: Vice-President, US Operations